Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of the 1st day of October, 2015 (the “Effective Date”), by and between Wright Medical Group, Inc., a Delaware corporation (the “Company”), and Robert J. Palmisano (the “Executive”).

WHEREAS, the Executive and the Company are parties to an employment agreement dated September 17, 2011 (the “Prior Employment Agreement”), which sets forth the terms and conditions of the Executive’s employment with the Company and its principal operating subsidiaries;

WHEREAS, effective as of the Effective Date and pursuant to the terms of that certain agreement and plan of merger dated as of October 27, 2014 among Tornier N.V., Trooper Merger Sub Inc. (“Merger Sub”), Trooper Holdings Inc. and the Company, the Company has merged with and into Merger Sub (the “Merger”) and become an indirect, wholly-owned subsidiary of Wright Medical Group N.V., a public company with limited liability (naamloze vennootschap) organized under the laws of the Netherlands and formerly named Tornier N.V. (the “Parent Corporation”);

WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Executive Officer;

WHEREAS, effective as of the Effective Date, the Executive has been appointed by the general meeting of shareholders of the Parent Corporation as an Executive Director of the Parent Corporation to serve until the next annual general meeting of shareholders or until his earlier death, resignation or removal, and has been appointed by the Board as President and Chief Executive Officer of the Parent Corporation and all other principal, direct or indirect, operating subsidiaries of the Parent Corporation, including the Company, to report to the Chairman of the Board and the Board of the Parent Corporation;

WHEREAS, the Company and the Executive desire for this Agreement to govern all aspects of the Executive’s continuing employment with the Company on and after the Effective Date; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

1. Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:

1.1 “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act (as defined below).

1.2 “Board” means the board of directors of the Parent Corporation, which is comprised of one or more executive directors (the “Executive Directors”) and two or more non-executive directors (the “Non-Executive Directors”).

1.3 “Cause” means:

1.3.1(i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), as determined by the Board in its sole discretion, which failure amounts to an intentional and extended neglect of the Executive’s duties; (ii) the determination in the sole discretion of the Board that the Executive has engaged or is about to engage in conduct materially injurious to the Company; (iii) the determination by the Board that the Executive has engaged in or is about to engage in conduct that is materially inconsistent with the Company’s legal and healthcare compliance policies, programs or obligations; (iv) the Executive’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (v) the Executive’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; and/or (vi) the Executive’s participation in activities proscribed in Sections 1 and 2 of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement (as defined below) or the material breach by the Executive of any other material covenants contained herein and therein. For the purposes of clause (i) of this definition, no act, or failure to act, on the Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Parent Corporation and its Affiliates, including the Company.

1.3.2 Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause for any reason other than clauses (iv) and (v) of Section 1.3.1 unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause and, following such cure period, if any, the Executive is given an opportunity to be heard before the full Board and after such hearing a majority of the Non-Executive Directors of the Board, acting in good faith, votes to terminate the Executive’s employment for Cause.

1.4 “Change in Control” shall be deemed to have occurred on or immediately before the effective date on which any of the following occurs with regard to the Parent Corporation:

1.4.1 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for purposes of this Section 1.4, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding ordinary shares of the Parent Corporation, taking into account as outstanding for this purpose all ordinary shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the vesting of restricted stock units and the exercise of any similar right to acquire such ordinary shares (the “Outstanding Parent Corporation Ordinary Shares”) or (B) the combined voting power of the then outstanding voting securities of the Parent Corporation entitled to vote generally in the election of directors (the “Outstanding Parent Corporation Voting Securities”); provided, however, that for purposes of this Section 1.4.1, the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Parent Corporation or any of its Affiliates; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Corporation or any of its Affiliates; or (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 1.4.2 of this definition (persons and entities described in clauses (x), (y) and (z) being referred to herein as “Permitted Holders”);

1.4.2 the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Parent Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Corporation Ordinary Shares and Outstanding Parent Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding ordinary shares or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent Corporation or all or substantially all of the Parent Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Corporation Ordinary Shares and Outstanding Parent Corporation Voting Securities, as the case may be, (B) no Person (excluding any Permitted Holder referred to in clause (x) or (y) of Section 1.4.1) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding ordinary shares or shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose all ordinary shares or shares of common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the vesting of restricted stock units and the exercise of any similar right to acquire such ordinary shares or shares of common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;

1.4.3 the approval by the shareholders of the Parent Corporation of a complete liquidation or dissolution of the Parent Corporation;

1.4.4 the sale of at least 80% of the assets of the Parent Corporation; or

1.4.5 the individuals who immediately after the completion of the Merger constitute the Board thereafter cease to constitute at least a majority thereof; provided, however, that any person becoming a member of the Board subsequent to the Merger and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board immediately prior to such vote shall be considered a member of the Board as of immediately after the completion of the Merger.

1.5 “Code” means the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder, as in effect from time to time.

1.6 “Compensation Committee” means the compensation committee of the Board.

1.7 “Competitive Business” means the development, manufacturing, supplying, producing, selling, distributing, marketing or providing for sale of any product, device, instrument or intellectual property, created, developed, manufactured or sold by the Parent Corporation or any of its Affiliates or subsidiaries, and which is material to the business of the Parent Corporation or any of its Affiliates or subsidiaries, in each case as of the Executive’s Date of Termination.

1.8 “Disability,” strictly for the purpose of the parties’ rights and obligations under this Agreement, means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his position, with reasonable accommodation, for a period of one hundred and twenty (120) consecutive days, or such other period of time as to which the parties may agree, as determined by a medical doctor selected by the Executive and the Company. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two (2) doctors shall select a third (3rd) who shall be the approved medical doctor for this purpose.

1.9 “Good Reason” means:

1.9.1 The occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as defined and discussed in Section 13.1 hereof):

1.9.1.1 the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to the president and chief executive officer of a public corporation comparable in size and complexity to the Parent Corporation and its consolidated subsidiaries, such range to be determined by reference to reasonable corporate governance practices within the United States;

1.9.1.2 a material and adverse change in the Executive’s titles, authority as President and Chief Executive Officer of the Company or the Parent Corporation, duties, responsibilities or reporting lines, including, without limitation, (i) removal of, or failure to elect or re-elect the Executive as President and Chief Executive Officer of the Company and/or the Parent Corporation, (ii) removal of, or failure to elect or re-elect the Executive as President and Chief Executive Officer of each of the principal operating subsidiaries of the Company and the Parent Corporation, (iii) removal of, or failure to elect or re-elect the Executive as Executive Director of the Parent Corporation and to the Board of the Parent Corporation and the board of directors of the Company, the board of directors of each of the principal operating subsidiaries of the Company and/or the Parent Corporation, or the board of directors of any successor companies, or (iv) the failure of the Executive to be the most senior executive officer of the Company and the Parent Corporation (and, following a Change in Control, of any successor to the Parent Corporation and the successor’s ultimate parent, if any);

1.9.1.3 a material reduction (i.e., more than seven percent (7%) by the Company or the Parent Corporation in the Executive’s aggregate annualized compensation (including target bonus opportunity as a percentage of Base Salary (as defined below)) and benefits opportunities or the failure to continue in effect any material benefit plan in which the Executive is participating, except for an across the board reduction or modification to any benefit plan affecting all executives of the Company and the Parent Corporation;

1.9.1.4 the failure by the Company to pay to the Executive any portion of the Executive’s current compensation and benefits or the failure of the Company to arrange for the grant of the annual or special equity grants under this Agreement (including its Exhibits) or under any plan, program or policy of, or other contract or agreement with, the Company, the Parent Corporation or any of their respective Affiliates, within thirty (30) days of the date such compensation and/or benefits and/or equity grants are due;

1.9.1.5 the failure by the Company to obtain a satisfactory agreement from any successor of the Company or its principal operating subsidiaries or Affiliates requiring such successor to assume and agree to perform all obligations under this Agreement, including, without limitation, pursuant to Section 5.3;

1.9.1.6 the failure by the Company or the Parent Corporation to provide indemnification and director and officer liability insurance protection as required in Section 15 of this Agreement;

1.9.1.7 the failure of the parties to agree on an alternative compensation arrangement for incentive equity compensation for the Executive if and as required by Section 5.3.1;

1.9.1.8 the relocation of the Executive’s principal place of employment as set forth in Section 2 (or any other location the Executive agrees to in writing after the Effective Date) (the “Principal Location”) to a location which is more than forty (40) miles from the Principal Location;

1.9.1.9 any failure by the Company to pay or deliver to the Executive any portion of the Executive’s compensation, benefits or other amounts payable to or deliverable to the Executive under the Prior Employment Agreement; or

1.9.1.10 the material breach by the Company or any Affiliate of any of the other provisions of this Agreement or any Exhibit hereto which is not cured following notice and a reasonable period of time to cure such breach.

1.9.2 Notwithstanding any of the foregoing, placing the Executive on a paid leave for up to sixty (60) days pending a determination by the Board of whether there is a basis to terminate the Executive for Cause shall not constitute a Good Reason.

1.9.3 The Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In all events, if the Executive fails to deliver a Notice of Termination with respect to a termination of his employment for Good Reason within one hundred and twenty (120) days after the Executive becomes aware of the event giving rise to such right to terminate, he shall be deemed to waive his right to terminate for Good Reason with respect to such event.

1.10 “Involuntary Termination” means a termination of the Executive’s employment with the Company and/or its Affiliates (a) by the Company or an Affiliate other than for Cause, death or Disability, or (b) upon the Executive’s resignation of employment for Good Reason.

1.11 “Person,” unless otherwise defined, has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that the term shall not include (i) the Parent Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Parent Corporation in substantially the same proportions as their ownership of shares in the Parent Corporation, or (v) a person or group as used in Rule 13d-1(b) promulgated under the Exchange Act.

2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions herein set forth. The Executive’s employment hereunder shall be a continuation of his employment under the Prior Agreement and his principal place of employment shall be located at 1023 Cherry Road, Memphis, Tennessee. The Executive shall also be an employee, as President and Chief Executive Officer, of Wright Medical Technology, Inc. (as well as all other principal, direct or indirect, operating subsidiaries of the Parent Corporation) and the Company may elect to cause Wright Medical Technology, Inc. (or such other United States subsidiary of the Parent Corporation as may be designated by the Parent Corporation or the Company with the approval of the Executive (such approval not to be unreasonably withheld)) to provide the Executive with the compensation and benefits to which the Executive is entitled pursuant hereto (other than equity-based compensation which shall be provided only by the Parent Corporation and indemnification rights which shall be provided by the Parent Corporation and the Company).

3. Positions; Duties and Authorities. During the Term, the Executive shall be engaged as President and Chief Executive Officer of the Company and each of the other principal operating subsidiaries of the Company and shall report solely to the Chairman of the Board and the Board, and the Executive hereby promises to perform and discharge faithfully and to the best of his abilities his duties hereunder. The Executive shall have such duties and authorities as are customarily associated with the positions of president and chief executive officer of a U.S. public corporation comparable in size and complexity to the Parent Corporation and its subsidiaries and shall also perform such other duties which may be assigned to him from time to time by the Board in connection with the conduct of the business of the Parent Corporation and its subsidiaries and which are consistent with his positions. During the Term, the Executive shall be nominated by the Board for election as an Executive Director of the Parent Corporation and a member of the Board at each annual general meeting of shareholders of the Parent Corporation held during the Term. During the Term, the Executive shall also be a member of the board of directors of the Company and each of the Parent Corporation’s other principal operating subsidiaries. During the Term, so long as the Executive remains Executive Director of the Parent Corporation, the Executive shall also be appointed as President and Chief Executive Officer of the Parent Corporation. The Executive also shall be appointed as President and Chief Executive Officer of each of the other principal, direct and indirect, operating subsidiaries of the Parent Corporation, and may also be appointed to other positions with the Company, the Parent Corporation and their respective Affiliates consistent with his leadership role as President and Chief Executive Officer of the Company and the Parent Corporation.

4. Extent of Services. During the Term, the Executive shall devote his business time, attention, and energies to the business of the Company and its Affiliates, and shall not, without the approval of the Board, during the Term, be engaged in any other business activity, regardless of whether such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this requirement shall not be construed as preventing the Executive from (a) investing his personal assets in any business that is not a Competitive Business with the Parent Corporation or any of its Affiliates or subsidiaries in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, (b) purchasing securities in any corporation engaged in a Competitive Business with the Parent Corporation or any of its Affiliates or subsidiaries whose securities are regularly traded on the NASDAQ Stock Market, a national or regional stock exchange, or the over-the-counter market, provided that such purchase shall not result in his collectively owning beneficially at any one time one percent (1%) or more of the equity securities of such corporation or (c) engaging in charitable activities or serving on the boards of trade associations and/or non-profit organizations (including without limitation Providence College). Nothing in this Section 4 shall prevent the Executive from serving on the board of directors of Avedro, Inc. (and retaining compensation with respect thereto). Nothing in this Section shall prevent the Executive from serving on the board of directors of any other company (and retaining compensation with respect thereto), provided the Board has provided written approval of each other directorship held or proposed to be held by the Executive (which approval shall not be unreasonably withheld).

5. Compensation Matters.

5.1 Base Salary. For services rendered under this Agreement, the Company shall pay the Executive a gross base annualized salary of not less than $886,200 (“Base Salary”), which shall be payable (after deduction of applicable payroll taxes) in accordance with the Company’s customary payroll practices in effect from time to time, but in all events no less frequently than semi-monthly; provided, however, that up to a certain percentage (currently anticipated to be approximately five percent (5%)) of the Base Salary as determined by the Board in its reasonable discretion, with the approval of the Executive (not to be unreasonably withheld), may be paid by the Parent Corporation in consideration for the Executive’s service as an Executive Director of the Parent Corporation under a service agreement between the Executive and the Parent Corporation, in substantially the form of Exhibit A hereto (the “Service Agreement”) and may be paid initially in Euros. During the Term, the Executive’s Base Salary shall be reviewed at least annually by the Board for increase. After any such increase, “Base Salary” as that term is used in this Agreement shall thereafter refer to the Base Salary as so increased. Base Salary shall not be reduced at any time without the Executive’s prior written consent. Unless otherwise provided in this Agreement, all payments under this Agreement shall be in U.S. dollars.

5.2 Incentive Bonus. During the Executive’s employment hereunder, in addition to the Base Salary, the Executive shall be eligible to receive an annual performance incentive bonus (an “Incentive Bonus”) in accordance with the terms and subject to the conditions of the Wright Medical Group N.V. Performance Incentive Plan, as the same may be amended from time to time, and, if applicable, the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, and in each case any successor plans (collectively, the “Incentive Plan”). The performance goals for each fiscal year after 2015 shall be established by the Compensation Committee or the Board upon recommendation of the Compensation Committee in consultation with the Executive and the “target” performance goals shall be reasonable and reasonably attainable in light of the circumstances and the compensation practices of peer companies of the Parent Corporation. For fiscal year 2015, the Company has agreed with the Executive that his Incentive Bonus for the period from January 1 through June 30 shall be $602,003.69. As soon as practicable following the Merger, the performance goals for the period from July 1 through December 31, 2015 shall be established by the Compensation Committee or the Board upon recommendation of the Compensation Committee in the manner described in the preceding sentence with respect to performance goals for full fiscal years after 2015. The Executive’s entitlement to receive an Incentive Bonus for any fiscal year (or partial fiscal year, if applicable) will depend on whether, and to what extent, the performance goals established for such fiscal year (or partial fiscal year, if applicable) as determined by the Compensation Committee or the Board upon recommendation of the Compensation Committee in accordance herewith have been achieved. The Incentive Bonus, if any, payable to the Executive for any fiscal year is targeted at 100% of Base Salary and shall not exceed 200% of the Base Salary earned by the Executive in such year. The Compensation Committee or the Board, upon recommendation of the Compensation Committee, shall determine in good faith the Executive’s entitlement to an Incentive Bonus based on the achievement of such performance goals as soon as reasonably practicable after the end of each fiscal year (or partial fiscal year, if applicable). The Company shall pay the Incentive Bonus, if any, to the Executive within ten (10) days after the Non-Executive Directors of the Board makes such determination and in any event not later than March 15 of the year following the calendar year in which the services upon which the Incentive Bonus is based were performed.

5.3 Equity Awards.

5.3.1 During the Term, the Executive shall receive an annual equity grant effective on such date as selected by and in the sole discretion of the Board (although corporate approval of the grant is expected to be on the date of the first Board meeting following the annual general meeting of shareholders each year and in all events shall be no later than the date each year an annual equity grant is approved for any other senior executives of the Parent Corporation, the effective grant date of the awards shall be on such date as determined by the Board in accordance with the equity award grant policy of the Parent Corporation, as amended from time to time). Notwithstanding the foregoing, corporate approval of the annual equity grant for fiscal year 2015 shall occur on the date of the first in-person Board meeting in the Netherlands following the Merger. Each annual equity grant shall be equal in value to not less than 300% of the Base Salary and may be comprised of both non-qualified stock options (valued based on the Black-Scholes option valuation model of the Parent Corporation) and stock grants in the form of restricted stock units (valued in the sole discretion of the Compensation Committee of the Board acting reasonably). The composition of the annual equity grant shall be determined in the sole discretion of the Board, upon recommendation of the Compensation Committee, acting reasonably; provided that in all events, the value of the portion of such grant which is comprised of non-qualified stock options shall be no less, as a percentage of Base Salary, in the case of the Executive than in the case of other senior executives of the Parent Corporation. Notwithstanding the preceding sentence, if the Board fails to establish the composition of the annual equity grant in writing on or before December 31 of the calendar year preceding the calendar year in which the annual equity grant is awarded, the equity grant shall, based on relative value, be comprised 50% of non-qualified options and 50% of restricted stock units (and accordingly the equity grant for fiscal 2015 shall, based on relative value, be comprised 50% of non-qualified options and 50% of restricted stock units). If the Board establishes the composition of the annual equity grant in writing on or before December 31 of the calendar year preceding the calendar year in which the annual equity grant is awarded, the establishment of the composition of such annual equity grant shall become irrevocable as of such December 31. The Company agrees that it will cause the Parent Corporation to seek approval of the general meeting of shareholders of the Parent Corporation from time to time during the Term of an increase in the number of ordinary shares of the Parent Corporation available for issuance under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan (“Equity Plan”) sufficient to meet its obligations under this Section 5.3.1 and under Section 5.3.2. In the event that the Parent Corporation is unsuccessful in obtaining approval of the necessary increase, the parties hereto will negotiate in good faith to agree on an alternative compensation arrangement for the Executive of equal cash value as of the time payable.

5.3.2 As soon as practicable following the Merger, the Executive shall receive a special equity grant, which shall be equal in value to 250% of the Executive’s base salary as of September 30, 2015 and shall be comprised 50% of non-qualified stock options (valued based on the Black-Scholes option valuation model of the Parent Corporation) and 50% of restricted stock units (valued in the sole discretion of the Compensation Committee acting reasonably).

5.3.3 The grants of stock options or other awards under Sections 5.3.1 and 5.3.2 are subject to the terms of the Equity Plan attached hereto as Exhibit B, the applicable Stock Option Certificate (“Option Agreement”) attached hereto as Exhibit C or the applicable Stock Grant Certificate (in the form of a Restricted Stock Unit) (“RSU Agreement”) attached hereto as Exhibit D. Any conflict between this Agreement and the equity grants made pursuant to Section 5.3.1 shall be controlled by the Equity Plan and the applicable Option Agreement or RSU Agreement.

5.4 Fringe Benefits. Subject to the provisions of Section 9, the Executive shall be eligible to receive and to participate in programs for such fringe benefits (including, without limitation, medical and disability insurance and retirement benefits) as the Company may make available generally to its executive officers from time to time during the Term. The Executive shall be responsible for making any generally applicable employee contributions required under such fringe benefit programs.

6. Sick Leave and Vacation. During the Term, the Executive shall be entitled to annual vacation of at least four (4) weeks, or such greater time period if permitted by Company policy, to be taken at his discretion in a manner consistent with his obligations to the Company under this Agreement. The actual dates of such vacation periods shall be agreed upon through mutual discussions between the Chairman of the Board and the Executive; provided, however, that the Board shall have the ultimate decision with respect to the actual vacation dates to be taken by the Executive, which decision shall not be unreasonable. The Executive also shall be entitled to sick leave consistent with Company policy.

7. Annual Physical. In each calendar year during the Term, the Executive may, if the Executive so elects, receive an annual physical examination at the expense of the Company to be conducted by LifeSigns in Memphis, Tennessee or by such other organization as may be agreed between the Executive and the Chairman of the Board, provided the Executive is employed under this Agreement at the time the cost of such physical examination is incurred.

8. Housing Allowance and Home Travel. During the Term, the Executive shall receive $7,500 per month as an allowance for housing and automobile expenses. Additionally, the Executive shall be reimbursed for reasonable travel expenses between Memphis, Tennessee and the Executive’s homes consistent with the travel policies of the Company. All such travel expenses shall be reimbursed upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data and otherwise in accordance with the Company’s expense reimbursement policy. Reimbursement of travel expenses that constitute non-qualified deferred compensation under Code Section 409A shall be made in accordance with the requirements of Treas. Reg. Sec. 1.409A-3(i)(1)(iv). To the extent that these reimbursements are not deductible by the Executive for income tax purposes, such amounts will be “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. These additional gross-up payments shall be made after the end of each calendar year so as to be able to more effectively identify the additional tax impact and in all events shall be paid consistent with Treasury Regulation 1.409A-3(i)(1)(v).

9. Insurance. During the Term, the Executive shall receive an annual taxable reimbursement of up to $1,000 for personal insurance premiums, other than for insurance coverage that pays for medical, prescription drug, dental, vision or other medical care expenses. The Executive shall be entitled to elect, in accordance with the Company’s cafeteria plan rules, not to participate in the medical and disability insurance programs provided by the Company. Following the effective date of any such election and while not participating in such Company insurance programs, the Executive shall receive during the Term an additional monthly taxable payment of $900.00 (or such greater amount that would be otherwise paid by the Company for medical and disability coverage for the Executive and his spouse under the medical and disability benefit programs provided by the Company at that time.)

10. Financial Planning. For each calendar year during the Term, the Executive may, if the Executive so elects, receive an annual taxable reimbursement of up to $15,000 for financial and tax planning and tax return preparation expenses incurred during such year. Reimbursement of financial and tax planning and tax preparation expenses that constitute non-qualified deferred compensation under Code Section 409A shall be made in accordance with the requirements of Treas. Reg. Sec. 1.409A-3(i)(1)(iv).

11. Expenses. During the Term, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and its Affiliates and in performance of his duties under this Agreement. Expenses shall be reimbursed upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data and otherwise in accordance with the Company’s expense reimbursement policy.

12. Term of Agreement.

12.1 The Executive’s employment by the Company under this Agreement shall expire at the later of (i) the close of business on December 31, 2018 or (ii) the close of business on the last day of the Term as extended pursuant to Section 12.3 (the “Expiration Date”). Notwithstanding the foregoing but subject to Section 13, the Company, in its sole and absolute discretion, or the Executive may terminate the Executive’s employment hereunder.

12.2 Any separation from employment with the Company shall be governed by this Agreement, provided, however, that, except as otherwise specifically provided herein, the Executive specifically agrees to provide ninety (90) days’ notice of the Executive’s intent to terminate his employment.

12.3 Commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the Term shall automatically be extended for one (1) additional year such that it ends on the first (1st) anniversary of the Expiration Date in effect without such extension, unless at least thirty (30) days prior to such date, the Company or the Executive shall give written notice to the other party that it or he, as the case may be, does not wish to extend this Agreement.

12.4 For all purposes hereof, the term of this Agreement, as extended from time to time, is referred to as the “Term.”

13. Termination and Effects of Termination of Employment.

13.1 Notice and Date of Termination of Employment.

13.1.1 Notice. Any termination of the Executive’s employment by the Company or by the Executive prior to the Expiration Date shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon for termination of the Executive’s employment under the provision so indicated.

13.1.2 Date. The date of the Executive’s termination of employment (“Date of Termination”) shall be determined as follows:

13.1.2.1 If due to the Company terminating the Executive’s employment, either with or without Cause, the Date of Termination shall be the date specified in the

Notice of Termination; if for Cause, the Date of Termination shall be after the requisite Board vote; if other than Cause, the Date of Termination shall not be less than two (2) weeks from the date such Notice of Termination is given, unless the Company elects to pay the Executive for that period in lieu of notice. Any such payment in lieu of notice would be in addition to any payments provided pursuant to Sections 13.3 or 13.4.

13.1.2.2 If due to death, the Date of Termination is the date of death.

13.1.2.3 If due to Disability, the Date of Termination is the date the party terminating the Executive’s employment for Disability provides written notice of termination due to Disability.

13.1.2.4 If the basis of the Executive’s Involuntary Termination is the Executive’s resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not be less than two (2) weeks nor more than eight (8) weeks from the date Notice of Termination is given.

13.1.2.5 If the basis of the Executive’s termination is the Executive’s resignation for a reason other than Good Reason or if the Executive gives notice of retirement, the Date of Termination shall be determined by the Company after the Company receives notice as set forth in Section 13.1, but shall not be later than the date specified in the Notice of Termination.

13.1.2.6 If the basis of the Executive’s termination is the expiration of the Term following notice of non-renewal of the Term, the Date of Termination shall be the last day of the applicable Term.

13.1.2.7 Notwithstanding the foregoing, for any compensation that qualifies as non-qualified deferred compensation under Code Section 409A (taking into account amounts that are exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions), the Date of Termination shall be the date the Executive experiences a “separation from service” within the meaning of Code Section 409A.

13.1.2.8 Notwithstanding anything contained herein to the contrary, this Agreement shall automatically terminate and be of no further force and effect and no further benefits shall be payable hereunder in the event that, following a transaction that results in a Change in Control, (A) the Executive is offered employment by the successor to the Parent Corporation in the capacities of president, chief executive officer and as a member of the board of directors of such entity (and if there is an ultimate parent, the parent entity), (B) the entity offering employment is and remains a U.S. public corporation, (C) the Executive is offered the opportunity to enter into an employment agreement containing terms which are no less favorable to him than those which are contained in this Agreement, including, without limitation, terms with respect to compensation (including base salary, target bonus opportunity and annual equity awards), benefits, perquisites and severance, but (D) the Executive declines to accept such offer. Notwithstanding the foregoing, in all such events, the Executive’s outstanding equity awards shall fully vest immediately prior to a Change in Control and Sections 15, 17 and 24.9 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement shall survive any termination of this Agreement.

13.2 Termination from the Board and any Offices Held. Upon termination of the Executive’s employment for any reason, the Executive agrees that the Executive’s membership on the

Board, the board of directors of the Company and any of the Company’s Affiliates, any committees of the Board, any committees of the board of directors of the Company and any of the Company’s Affiliates and any and all offices held, if applicable, shall be automatically terminated. The Executive hereby agrees to cooperate with the Company and its Affiliates and to execute any documents reasonably required by them or competent authorities to effect this provision.

13.3 Severance Benefits upon Involuntary Termination Prior to Change in Control or After the CIC Protection Period Expires. In the event of the Involuntary Termination of the Executive’s employment with the Company prior to a Change in Control or after the expiration of the CIC Protection Period (as defined in Section 13.4), subject to Section 24.9, the Company shall, following receipt of the Release required in Section 18 that has not been revoked, pay to the Executive the following “Non-Change in Control Severance Payment” in the following amounts and manner:

13.3.1 The total severance payment will be equal to two and one-half (2 1⁄2) times the sum of: (i) the Executive’s then current annual Base Salary, plus (ii) an amount equal to the Executive’s then current annual target Incentive Bonus; provided that if the Executive’s annual Base Salary or annual target Incentive Bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then for purposes of severance payment calculation the higher figure or figures will be used; and provided, further that the term “annual target Incentive Bonus” as used in this Section 13.3.1 is intended merely as a method to compute the amount of the severance payment provided for herein and is not intended to pay the Executive an annual target Incentive Bonus for the fiscal year that includes the Date of Termination, which pursuant to Section 13.3.3.2 will not be paid.

13.3.2 The payment will be made in a lump sum, less all applicable taxes withheld, on the sixtieth (60th) day following the Date of Termination. The payment of severance is specifically conditioned on and designated as consideration for execution of the Release required in Section 18 and compliance with Sections 1 and 3 of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement.

13.3.3 In addition to the Non-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:

13.3.3.1 Accrued Obligations. The Company shall pay to the Executive a lump sum cash amount on the next payroll date immediately following the Date of Termination equal to the sum of (i) the Executive’s annual Base Salary earned through the Date of Termination to the extent not theretofore paid; (ii) an amount equal to any annual cash incentive award earned (based on the most recently completed performance period, whether that period is the prior quarter or the prior year), but not yet paid; (iii) an amount equal to the value of any accrued and/or untaken vacation, if any; (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive’s duties in accordance with the policies established from time to time by the Board and payment of any allowances due but unpaid under Sections 8, 9 or 10; and (v) the Executive shall remain entitled to all payments, benefits or entitlements pursuant to Sections 15, 24.9 and 24.15 and any other plan, program or policy of, or any contract or agreement with, the Company or an Affiliate, including, without limitation, any long-term incentive plans, the equity awards, the Service Agreement and the Indemnification Agreements. (The amounts or entitlements specified in clauses (i), (ii), (iii), (iv) and (v) shall be hereinafter referred to as the “Accrued Obligations”).

13.3.3.2 No Current Fiscal Year Bonus. The Executive shall not be entitled to receive an Incentive Bonus for the fiscal year that includes the Termination Date.

13.3.3.3 Equity-Based Compensation. Except as otherwise specifically provided herein to the contrary, all equity-based incentive awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the Equity Plan (or such prior equity plan under which the awards have been granted) and the applicable Option Agreement or the applicable RSU Agreement (or other agreement evidencing such awards).

13.3.3.4 Welfare Benefits. The Executive (and his eligible dependents) shall be eligible for health and dental plan continuation coverage as provided for under the United States Consolidated Omnibus Budget Reconciliation Act (“COBRA”), using the normal COBRA administration process of the Company. The Company shall pay directly or reimburse the Executive for the cost of COBRA continuation coverage for up to twelve (12) months of such coverage; provided that the Company shall impute as taxable income to the Executive an amount equal to the full actuarial cost of such continuation coverage, for each month during which such coverage is in effect for the Executive and/or his eligible dependents, but only if and to the extent such imputation is required for the Executive to avoid being subject to tax under Code Section 105(h) with respect to any payment or reimbursement of expenses made to or for the benefit of the Executive for his and/or any of his eligible dependents’ benefit under such continuation coverage. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided. Notwithstanding the foregoing, if the Executive has elected pursuant to Section 9 not to participate in the Company’s group medical plan, the Company shall pay the Executive monthly an amount equal to the cost of COBRA continuation coverage in effect at the time of termination of employment for a period of twelve (12) months and the foregoing provision with respect to COBRA shall not apply.

13.3.3.5 Outplacement Benefits. The Executive may, if the Executive so elects, receive outplacement assistance and services following the Date of Termination for a period of twelve (12) months. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease.

13.3.3.6 Financial Planning Services. The Executive may, if the Executive so elects, receive financial and tax planning and tax return preparation services for a period of twelve (12) months following the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive and this Agreement as in effect immediately prior to the Date of Termination; provided, however, that the total amount of such services may not exceed the amount in effect under Code Section 402(g)(1)(B) for the calendar year that includes the Date of Termination.

13.3.3.7 Annual Physical. The Executive may, if the Executive so elects, within the twelve (12) months following the Date of Termination, receive an annual physical consistent with the physical provided under, and subject to the requirements of, the Company’s annual physical program as in effect immediately prior to the Date of Termination.

13.4 Severance Benefits upon Involuntary Termination in Connection with and after a Change in Control. Notwithstanding the provisions of Section 13.3 above, in the event of the Involuntary Termination of the Executive’s employment with the Company within twenty-four (24) months following a Change in Control (“CIC Protection Period”), subject to Section 24.9, the Company shall, following receipt of the Release required in Section 18 that has not been revoked, pay to the Executive the following “Post-Change in Control Severance Payment” in the following amounts and manner:

13.4.1 The total payment will be equal to three (3) times the sum of: (i) the Executive’s then current annual Base Salary, plus (ii) an amount equal to the Executive’s then current annual target Incentive Bonus; provided that if the Executive’s annual Base Salary or annual target Incentive Bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then for purposes of severance payment calculation the higher figure or figures will be used.

13.4.2 The payment will be made in a lump sum, less all applicable taxes withheld, on the sixtieth (60th) day following the Date of Termination. The payment of severance is specifically conditioned on and designated as consideration for execution of the Release required in Section 18 and compliance with Sections 1 and 2 of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement.

13.4.3 In addition to the Post-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:

13.4.3.1 Accrued Obligations. The Company shall pay or provide to the Executive a lump sum cash amount on the next payroll date immediately following the Date of Termination equal to the sum of the Accrued Obligations.

13.4.3.2 Current Fiscal Year Bonus. The Company shall pay to the Executive the Executive’s target annual Incentive Bonus for the fiscal year that includes the Termination Date, less any payments thereof already made during such fiscal year payable in a lump sum, less all applicable taxes withheld, on the sixtieth (60th) day following the Date of Termination.

13.4.3.3 Equity-Based Compensation. Except as otherwise specifically provided herein to the contrary, all equity-based incentive awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the Equity Plan (or such prior equity plan under which the awards have been granted) and the applicable Option Agreement or the applicable RSU Agreement (or other agreement evidencing such awards).

13.4.3.4 Welfare Benefits. The Executive (and his eligible dependents) shall be eligible for health and dental plan continuation coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company shall pay directly or reimburse the Executive for the cost of COBRA continuation coverage for up to twelve (12) months of such coverage; provided that the Company shall impute as taxable income to the Executive an amount equal to the full actuarial cost of such continuation coverage, for each month during which such coverage is in effect for the Executive and/or his eligible dependents, but only if and to the extent such imputation is required for the Executive to avoid being subject to tax under Code Section 105(h) with respect to any payment or reimbursement of the cost of continuation coverage made to or for the benefit of the Executive for his and/or any of his eligible dependents’ benefit under such continuation coverage. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided. Notwithstanding the foregoing, if the Executive has elected pursuant to Section 9 not to participate in the Company’s group medical plan, the Company shall pay the Executive monthly an amount equal to the cost of COBRA continuation coverage for a period of twelve (12) months and the foregoing provision with respect to COBRA shall not apply.

13.4.3.5 Outplacement Benefits. The Executive may, if the Executive so elects, receive outplacement assistance and services following the Date of Termination for a period of twelve (12) months. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease.

13.4.3.6 Financial Planning Services. The Executive may, if the Executive so elects, receive financial and tax planning and tax return preparation services for a period of twelve (12) months following the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive and this Agreement as in effect immediately prior to the Date of Termination; provided, however, that the total amount of such services may not exceed the amount in effect under Code Section 402(g)(1)(B) for the calendar year that includes the Date of Termination.

13.4.3.7 Annual Physical. The Executive may, if the Executive so elects, within the twelve (12) months following the Date of Termination, receive an annual physical consistent with, and subject to the requirements of, the physical provided under the Company’s annual physical program as in effect immediately prior to the Date of Termination.

13.4.4 Notwithstanding anything contained herein to the contrary, if a Change in Control occurs and the Executive’s employment with the Company is terminated by reason of Involuntary Termination (including as a result of an event giving rise to Good Reason) prior to the occurrence of the Change in Control, and if such termination of employment (or the event giving rise to Good Reason) (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 13.3, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 13.4 as if such Involuntary Termination had occurred within twenty-four (24) months following the Change in Control; provided that any additional cash severance which the Executive is entitled to receive under Section 13.4 shall be paid on the later of (i) the sixtieth (60th) day following the Date of Termination or (ii) the date of the Change in Control provided that for purposes of the payment date pursuant to this Section 13.4.4, “Change in Control” shall be deemed to mean only those events which constitute a “change in control event” under Code Section 409A to the extent necessary to ensure that such payment date either complies with or is exempt under Code Section 409A.

13.5 Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason or Disability. If the Executive’s employment is terminated for Cause, or if the Executive terminates employment other than for Good Reason or Disability, the Company shall pay or provide to the Executive a lump sum cash amount on the next payroll date immediately following the Date of Termination equal to the sum of the Accrued Obligations. Such payments in the event of termination by the Company for Cause or by the Executive other than for Good Reason or Disability shall be in addition to those rights and benefits to which the Executive or the Executive’s estate may be entitled under the relevant Company plans or programs, including any life or disability insurance. Except as otherwise specifically provided herein to the contrary, all equity-based incentive awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed upon termination by the Company for Cause or by the Executive other than for Good Reason or Disability by the terms of the Equity Plan (or such prior equity plan under which the awards have been granted) and the applicable Option Agreement or the applicable RSU Agreement (or other agreement evidencing such awards).

13.6 Severance Benefits upon Termination due to Death or Disability. If the Executive’s employment shall terminate by reason of death, the Company shall pay or provide to the Executive a lump sum cash amount on the next payroll date immediately following the Date of Termination equal to the sum of the Accrued Obligations, plus an amount equal to the Executive’s target annual Incentive Bonus for the fiscal year that includes the Termination Date, less any payments thereof already made during such fiscal year, payable in a lump sum, less all applicable taxes withheld, on the sixtieth (60th) day following the Date of Termination. If the Executive’s employment shall terminate by reason of Disability, the Company shall pay or provide to the Executive a lump sum cash amount on the next payroll date immediately following the Date of Termination equal to the sum of the Accrued Obligations, plus an amount equal to the Executive’s target annual cash incentive for the fiscal year that includes the Termination Date, less any payments thereof already made during such fiscal year, payable in a lump sum, less all applicable taxes withheld, on the sixtieth (60th) day following the Date of Termination. Such payments in the event of death or Disability shall be in addition to those rights and benefits to which the Executive or the Executive’s estate may be entitled under the relevant Company plans or programs, including any life or disability insurance. Except as otherwise specifically provided herein to the contrary, all equity-based incentive awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed upon death or Disability by the terms of the Equity Plan (or such prior equity plan under which the awards have been granted) and the applicable Option Agreement or the applicable RSU Agreement (or other agreement evidencing such awards).

13.7 Other Benefits. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, plan, program, policy or practice provided by the Company, the Parent Corporation or any direct or indirect principal operating subsidiary thereof and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived the Executive’s rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the charter documents or otherwise of the Parent Corporation or such subsidiary), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company or the Parent Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, policy or practice of, or any contract or agreement with, the Company, the Parent Corporation or any direct or indirect principal operating subsidiary, including without limitation, Wright Medical Technology, Inc., shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

14. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

15. Indemnification. At all times during the Executive’s employment with the Company and thereafter, the Parent Corporation and the Company shall provide the Executive with indemnification and director and officer liability insurance insuring the Executive against events which occur or have occurred while the Executive was a director or executive officer of the Parent Corporation and/or the Company, on terms and conditions that are at least as favorable to the Executive as those then provided to any other current or former director or executive officer of the Parent Corporation, the Company or any of their Affiliates. In addition, the Parent Corporation agrees that on the Effective Date it will enter into an indemnification agreement with the Executive in the form attached hereto as Exhibit E (the “Indemnification Agreement”). For the avoidance of doubt, the Executive’s indemnification agreement with the Company dated as of September 17, 2011 shall remain in full force and effect and shall be deemed to be an Indemnification Agreement for purposes of this Agreement and the Release.

16. Representations. The Executive hereby represents to the Parent Corporation and the Company that the Executive is legally entitled to enter into this Agreement and to perform the Executive’s obligations hereunder, and that the Executive has the full right, power and authority to grant to the Parent Corporation and the Company the rights herein.

17. Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement. Concurrently with the execution of this Agreement, the Executive hereby agrees to execute the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, in substantially the form as attached to this Agreement as Exhibit F, which is hereby incorporated in its entirety into this Agreement by this reference (the “Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement”).

18. Release. The Executive agrees that if the Executive’s employment is terminated by the Company for any reason other than for Cause, Disability or death, the Executive will be required to execute a release of all claims, substantially in the form attached hereto as Exhibit G (the “Release”), within thirty (30) days after the applicable Date of Termination, to be eligible to receive any post-employment payments and benefits of any kind under this Agreement other than the Accrued Obligations. The Executive recognizes and agrees that, notwithstanding any other Section in this Agreement to the contrary, the Release must be executed within such thirty (30) day period and not revoked within the time provided in the Release prior to the commencement of any post-employment payments of any kind under this Agreement, other than the Accrued Obligations set forth in Section 13.3.3.1 or 13.4.3.1.

19. Cooperation with Legal Matters. Following termination of his employment and provided such cooperation is not directly adverse to his legal interests, the Executive agrees to cooperate with the Company and its Affiliates and their designated attorneys, representatives and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company or any of its Affiliates is or may become involved. Upon reasonable notice and subject to reasonable accommodation to the Executive’s personal and business obligations, the Executive agrees to meet with and provide to the Company and its Affiliates or their designated attorneys, representatives or agents all information and knowledge Executive may have relating to the subject matter of any such proceeding. The Company agrees to reimburse Executive for any reasonable costs incurred by the Executive in providing such cooperation (including the costs of separate representation if the Executive reasonably believes such counsel is warranted under the circumstances) within thirty (30) business days of receipt of supporting documentation of such expenses. Except as prohibited by law, the Executive shall be paid by the Company a per diem of $5,000 for his services under this Section 19 no later than thirty (30) days after such cooperation.

20. No Other Restrictions. Except as otherwise expressly set forth in Sections 17, 18 and 19 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, there are no other restrictions on the Executive’s post-termination activities.

21. Specific Remedies for Executive Breach of Certain Covenants. Without limiting the legal rights and remedies available to the Company, in the event of any material breach by the Executive of the covenants set forth in Sections 17 and 19 above or the terms of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement or Release, the following actions may be taken by the Company:

21.1 After the Company has provided written notice to the Executive of the events giving rise to the application of this Section 21 and has provided him no less than ten (10) days to cure, the Company’s obligation to make any payment or provide any benefits to the Executive under this Agreement (except those covered by COBRA) shall cease immediately and permanently if the Executive fails to cure such breach to the reasonable satisfaction of the Company within the time period provided herein, and such forfeiture shall not have any impact whatsoever on the Executive’s continuing obligations under Sections 17 and 19 and the terms of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement and the Release.

21.2 Unless the breach is cured timely to the satisfaction of the Company within the time provided in Section 21.1, the Executive shall repay to the Company, within ten (10) days after the Executive receives written demand therefore, an amount equal to thirty (30%) of the post-employment payments and benefits previously received by the Executive under this Agreement, plus interest on such amount at an annual rate equal to the lesser of five (5%) percent or the maximum non-usurious rate under Tennessee law from the date on which such payments and benefits were received until the date of repayment to the Company. The repayment provision of this Section 21.2 shall only apply if the Executive’s employment was terminated by the Company for Cause or if the Executive voluntarily terminates his employment for any reason other than a Good Reason.

21.3 It is the desire and intent of the parties that the provisions of Section 17 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Section 17 or the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement is adjudicated to be invalid or unenforceable, Section 17 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement shall be deemed modified, whether as to time or location, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Executive as so modified, such modification to apply only with respect to the operation of Section 17 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement in the jurisdiction in which the such adjudication is made. If a court in any jurisdiction, in adjudicating the validity of Section 17 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, imposes any additional terms or restrictions, then Section 17 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement shall be deemed amended to incorporate such additional terms or restrictions.

21.4 The Executive agrees and acknowledges that the Executive has received good and adequate consideration for the covenants set forth in Section 17 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement in the form of employment, compensation and benefits separate and independent of any post-employment payments or potential payments in this Agreement.

22. Potential Impact of Accounting Restatements on Certain Bonuses and Profits.

22.1 If the Parent Corporation or any of its Affiliates is required to prepare an accounting restatement of its consolidated balance sheet or statement of operations affecting any reporting period that transpires during the Term due to the material noncompliance of the Parent Corporation or any of its Affiliates with any financial requirements under the U.S. Federal securities laws and if such material non-compliance is a direct result of the Executive’s knowing, intentional conduct which is fraudulent or illegal, then the Board can require the Executive to reimburse the Company or the Parent Corporation for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company or the Parent Corporation during the Term and (ii) any profits realized from the sale of securities of the Parent Corporation by the Executive during the Term.

22.2 In making the determination whether to seek recovery from the Executive and in making the determination of what portion of the Executive’s compensation and/or profits should be returned to the Company or the Parent Corporation pursuant to Section 22.1, the Board will seek to achieve a result that is fair to the Executive and the Company and the Parent Corporation and, in that connection, the Board will consider whether any bonus, incentive payment, equity award or other compensation has been awarded or received by the Executive during the Term, whether the Executive realized any profits from the sale of securities of the Parent Corporation during the Term, whether and the extent to which such compensation and/or profits were based on financial results and operating metrics that were satisfied as a result of the Executive’s knowing, intentional conduct which is fraudulent or illegal, and what the Executive’s compensation and/or profits would have been in the absence of the reporting issue. The Board has the sole discretion in determining whether the Executive’s conduct has or has not met the standard for such forfeiture and the amount of the forfeiture.

22.3 Notwithstanding the foregoing, to the extent required by laws, rules or regulations mandatorily applicable to the Parent Corporation and any of its Affiliates and the Executive or by securities exchange listing requirements mandatorily applicable to the Parent Corporation and any of its Affiliates and the Executive, the Parent Corporation and its Affiliates shall have the right to recover any amounts paid to the Executive under this Agreement in accordance with such laws, rules, regulations or listing requirements.

22.4 If the Board determines that recovery is appropriate or required as set forth in Section 22.1 or 22.3, such amounts shall be withheld from any future amounts owed to the Executive as compensation but only if such withholding and offset does not create any additional taxes, interest or penalties on the Executive (or his compensation) under Code Section 409A. The Parent Corporation, the Company and their Affiliates may also commence legal action to collect such amounts as are owed to the Parent Corporation, the Company and their respective Affiliates.

22.5 Any determination made by the Board under this Section 22 shall be subject to de novo review in any litigation commenced by the Executive in accordance with Section 24.2.

22.6 The parties agree that this Section 22 shall be amended as necessary to comply with (i) any new laws, rules or regulations mandatorily applicable to the Parent Corporation and any of its Affiliates that are issued by the U.S. Securities and Exchange Commission, the national stock exchange on which the ordinary shares of the Parent Corporation are listed or any others mandatorily applicable to the Parent Corporation and any of its Affiliates, in each case which are or may become during the Term mandatorily applicable to the Executive.

23. Successors.

23.1 Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. If the Executive should die while any payment, benefit or entitlement is due to him under this Agreement, such payment, benefit or entitlement shall be paid or provided to his estate.

23.2 Successors and Assigns of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may not assign this Agreement to any person or entity (except for a successor described in Sections 23.3 and 24.4 below) without the Executive’s written consent.

23.3 Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and its Affiliates to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

24. Miscellaneous.

24.1 Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law. Neither this Agreement and related Exhibits, nor any other Company policy or practice, shall be construed to provide the Executive with any rights, benefits or protection under the laws of the Netherlands or any other country located outside the United States with respect to continuation of employment or with respect to compensation or benefits continuation following termination of employment. The Executive and the Company agree that the Executive’s rights, and the Company’s legal obligations, under this Agreement, shall at all times be governed exclusively and entirely by the laws of the United States and the State of Tennessee. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

24.2 Mandatory Jurisdiction and Venue. Any action to enforce the terms of this Agreement, and/or any claims or disputes regarding the Executive’s employment with and/or separation from employment with the Company, shall be brought in the state or federal courts located in Shelby County, Tennessee and the parties hereto shall submit to and not contest such mandatory jurisdiction and venue in such courts.

24.3 Amendment. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing executed by the parties hereto. No person, other than pursuant to a resolution of the Board or the Compensation Committee, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

24.4 Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation, and association or other entity which has acquired all or substantially all the business and/or assets of the Company, provided that such assignee assumes all the liabilities of the Company hereunder as provided in Section 23.3.

24.5 Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information to the insurance company as may be required in connection therewith; provided, however, that no specific information concerning the Executive’s physical examination will be provided to the Company or made available to the Company by the insurance company.

24.6 Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by any other party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

24.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

24.8 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by personal delivery, by a nationally recognized overnight courier (provided a written acknowledgement of receipt is obtained) or by certified or express mail, to the Executive at:

209 North Birch Road, Unit #1401

Fort Lauderdale, Florida 33304, U.S.A.

to the Company at:

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, Tennessee 38117, U.S.A.

Attention: General Counsel

or to such other address as such party shall notify the other. Notices and communications shall be effective when actually received by the addressee.

24.9 Taxes.

24.9.1 General. The Company and its Affiliates may withhold from any amounts payable under this Agreement (including its Exhibits) such foreign, U.S. federal, state or local taxes as the Company and its Affiliates reasonably determine is required to be withheld pursuant to any applicable law or regulation.

24.9.2 Code Section 409A.

24.9.2.1 Notwithstanding anything else to the contrary herein, to the maximum extent permitted, this Agreement shall be interpreted to provide payments that are exempt from Code Section 409A or in compliance therewith, as applicable. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Code Section 409A (taking into account the amounts that are treated as exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions), the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Code Section 409A). In addition, to the extent that any regulations or guidance issued under Code Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest or any additional tax under Code Section 409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the least possible economic effect on the Executive as reasonably determined in good faith by the Company and the Executive; provided however, that the Company and the Executive shall not be required to substitute a cash payment for any non-cash benefit herein.

24.9.2.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A (taking into account the amounts that are treated as exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions) upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A (but only if the payment thereof prior to a “separation from service” would violate Code Section 409A or any exclusion from the requirements of Code Section 409A, as applicable). For purposes of any such provision of this Agreement relating to any such payments or benefits, references to the “Date of Termination” shall mean the date the “separation from service” occurs and references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

24.9.2.3 For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, as the case may be, and if a payment is subject to receipt of the Release required in Section 18 that has not been revoked and the payment date could fall in two (2) calendar years, the payment shall be made in the second (2nd) calendar year.

24.9.2.4 With respect to any payment constituting nonqualified deferred compensation subject to Code Section 409A: (A) all expenses, in-kind benefits or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event the reimbursement of eligible expenses shall be made on or prior to the last day of the taxable year following the calendar year in which such expenses were incurred by the Executive; (B) no reimbursement of eligible expenses incurred or in-kind benefits provided in any calendar year shall in any way affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

24.9.2.5 If the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

24.9.2.6 Neither the Company nor any of its Affiliates makes any warranties regarding the tax treatment of any amounts payable under this Agreement (including its Exhibits).

24.9.3 Code Section 280G. The provisions set forth in Exhibit H hereto are hereby incorporated in their entirety into this Agreement by this reference, and the Executive shall be entitled to the benefit of those provisions. This Section 24.9.3 and the provisions set forth in Exhibit H hereto shall be expressly assumed by any successor to the Company.

24.10 Entire Agreement. This Agreement, the Service Agreement (Exhibit A), the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement (Exhibit F) and other Exhibits hereto, contain the entire agreement of the parties with respect to the subject matter referred to herein and supersede any and all prior negotiations, understandings, arrangements, letters of intent, and agreements, whether written or oral, between the Executive and the Company, any of its Affiliates, or any of its directors, officers, employees or representatives with respect thereto; provided, however, that the Prior Employment Agreement shall terminate and be superseded hereby in the manner provided in Section 25 hereof. In the event of any conflict between any provisions of this Agreement (including its Exhibits) and the provisions of any plan, program or policy of the Parent Corporation, the Company or any of their Affiliates, this Agreement and its Exhibits shall govern.

24.11 Survivability. Except as otherwise expressly set forth in this Agreement, upon the termination or the expiration of the Term, the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties hereto. This Agreement shall continue in effect until there are no further rights or obligations of the parties hereto outstanding hereunder and shall not be terminated by any party without the express written consent of all parties.

24.12 No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive’s employment at any time, with or without Cause.

24.13 Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company and its Affiliates. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement. With respect to all payment and performance obligations of the Company under this Agreement, the term the “Company” shall include all of its Affiliates.

24.14 Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company receives a written opinion of independent counsel selected by the Company and reasonably acceptable to the Executive that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated there under (the “Sarbanes-Oxley Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Sarbanes-Oxley Act; and if this cannot be accomplished, then the Company shall use its best efforts to provide the Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive. In addition, if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Sarbanes-Oxley Act or any other law, rule or regulation or any stock exchange requirement, in each case which is mandatorily applicable to the Parent Corporation, the Company and the Executive as provided elsewhere in this Agreement, such forfeiture or repayment shall not constitute Good Reason.

24.15 Attorneys’ Fees. Should either party file any action to enforce any term of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and litigation costs. The Company agrees to pay directly to the Executive’s legal counsel all reasonable attorneys’ fees and other expenses incurred by the Executive in connection with the drafting, review and negotiation of this Agreement, with such payment being made in the year in which the Effective Date occurs but in all events no later than thirty (30) days after the Effective Date.

24.16 Execution. This Agreement and its Exhibits may be executed in several counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and its Exhibits may be executed by signatures delivered by facsimile or in PDF or other electronic format, which shall be deemed to be an original.

25. Prior Employment Agreement. Effective at the Effective Date, the Prior Employment Agreement shall terminate on the basis set forth in Sections 13.1.2.7 and 21.11 of the Prior Employment Agreement and shall be superseded in its entirety by this Agreement with respect to all aspects of the Executive’s employment with the Company on or after the Effective Date. The Executive acknowledges and agrees that no event has occurred which constitutes Good Reason, as that term is defined in the Prior Employment Agreement. For the avoidance of doubt, the Prior Employment Agreement shall continue to apply after the Effective Date with respect to any compensation or benefits due to the Executive through the Effective Date.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first stated above.

AGREED AND ACCEPTED

EXECUTIVE

/s/ Robert J. Palmisano
Robert J. Palmisano

WRIGHT MEDICAL GROUP, INC.

By:	/s/ James A. Lightman
James A. Lightman
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A

SERVICE AGREEMENT

[See attachment]

Wright Medical Group N.V.

and

Mr. Robert J. Palmisano

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is made effective as of October 1, 2015.

THE UNDERSIGNED:

(1)	WRIGHT MEDICAL GROUP N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its registered office in Amsterdam and its principal place of business at Prins Bernhardplein 200, 1097JB, Amsterdam, the Netherlands (the “Parent Corporation”); and

(2)	MR. ROBERT J. PALMISANO, an individual resident of the United States of America (the “Executive”).

The parties to this Agreement are hereinafter collectively referred to as the “Parties”.

RECITALS:

(i)	The Executive is employed by Wright Medical Group, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of the Parent Corporation (the “Company”) on the basis of an employment agreement between the Company and the Executive governed by the laws of the State of Tennessee, United States of America (the “Employment Agreement”).

(ii)	Effective as of the effective time of that certain merger of Trooper Merger Sub Inc. (“Merger Sub”) with and into Wright Medical Group, Inc. (“Wright”), pursuant to which Wright has merged with and into Merger Sub, with Wright surviving as an indirect, wholly-owned subsidiary of the Parent Corporation (the “Merger”), the Executive has been appointed by the general meeting of shareholders of the Parent Corporation as an Executive Director of the Board of Directors (the “Board”) of the Parent Corporation to serve until the next annual general meeting of shareholders of the Parent Corporation or until his earlier death, resignation or removal (the “Appointment”).

(iii)	This Agreement deals with certain Dutch law matters relating to the Executive’s role as Executive Director of the Board of the Parent Corporation.

(iv)	For the avoidance of doubt, this Agreement shall not detract from the Employment Agreement, which shall remain in full force and effect.

(v)	The Parties have expressed their wish to enter into this Agreement, in which the Parties wish to arrange and confirm the conditions agreed between them (in addition to the provisions of the Employment Agreement) on which the Executive shall perform his duties as Executive Director of the Parent Corporation following the Appointment.

THE PARTIES THEREFORE AGREE AS FOLLOWS:

1.	INTERPRETATION

Unless otherwise specified, capitalised terms not defined in this Agreement shall have the meaning ascribed to them in the Employment Agreement.

2.	DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall be effective as of the effective time of the Merger and shall continue in effect until the Executive is no longer Executive Director of the Parent Corporation or until the Parties agree to terminate this Agreement in writing.

3.	POSITION

3.1.	The Executive will have the position of Executive Director of the Board of the Parent Corporation.

3.2.	The Executive shall perform his tasks in accordance with all applicable laws, this Agreement, the Parent Corporation’s articles of association, the Parent Corporation’s core values and any Board rules as introduced or amended from time to time, as well as general instructions of the general meeting of shareholders.

3.3.	The Executive will be fully committed to the Parent Corporation and its Affiliates and will use his best capacities solely for the benefit of the Parent Corporation and its Affiliates.

4.	CONSIDERATION FOR EXECUTIVE DIRECTOR SERVICES

For services rendered under this Agreement, the Parent Corporation shall pay a remuneration as determined by the Board in its reasonable discretion in consideration for the Executive’s service as an Executive Director of the Parent Corporation, which remuneration shall initially be USD $44,310 per year. This consideration may be paid initially by the Parent Corporation in Euros, but shall be converted immediately to US Dollars when paid to the Executive.

5.	TAXES AND SOCIAL SECURITY CONTRIBUTIONS

All payments made to the Executive pursuant to this Agreement shall be made after deduction of applicable withholdings for taxes and social security contributions (if any).

6.	ANCILLARY ACTIVITIES

During the term of this Agreement, the Executive shall not perform any activities for any party other than the Parent Corporation and its Affiliates, except to the extent that such activities are approved in writing by the Board beforehand.

7.	CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INTELLECTUAL PROPERTY RIGHTS

The provisions of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement attached to the Employment Agreement as Exhibit F thereto shall apply mutatis mutandis to this Agreement.

8.	INSURANCE AND INDEMNIFICATION

At all times during the Executive’s Appointment and thereafter, the Parent Corporation shall provide the Executive with indemnification and director and officer liability insurance insuring the Executive against events which occur or have occurred while the Executive was a director or executive officer of the Parent Corporation, on terms and conditions that are at least as favorable to the Executive as those then provided to any other current or former director or executive officer of the Parent Corporation or any of its Affiliates. In addition, the Parent Corporation agrees that on the Effective Date it will enter into the Indemnification Agreement with the Executive in the form attached to the Employment Agreement as Exhibit E. The provisions of the Indemnification Agreement attached to the Employment Agreement as Exhibit E thereto shall apply mutatis mutandis to this Agreement.

9.	DATA PROTECTION

The Executive approves of the Parent Corporation processing his personal data in connection with this Agreement. This processing may include the sharing of such data with the Parent Corporation’s Affiliates.

10.	MISCELLANEOUS

10.1.	This Agreement constitutes an assignment agreement (overeenkomst van opdracht), as referred to in sections 7:400 et seq. Dutch Civil Code and does not constitute (and the Parties do not intend to conclude) an employment agreement (arbeidsovereenkomst).

10.2.	Amendments to this Agreement will only be valid if these amendments are agreed by the Parties in writing.

10.3.	If one or more clauses of this Agreement or parts thereof would be invalid or not binding, the other clauses (or parts thereof) of this Agreement shall continue to be effective. If necessary, the Parties will amend this Agreement so that the invalid or void clauses will be replaced with valid clauses which are as similar as possible to the current clauses. Such amended clauses will differ from the original clause to the least extent possible.

10.4.	This Agreement and the agreements and documents referred to in it constitute the entire agreement and supersede and replace all prior negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) between the parties relating to its subject matter, all of which are hereby treated as terminated by mutual consent.

11.	GOVERNING LAW AND JURISDICTION

11.1.	This Agreement shall be governed by the laws of the Netherlands.

11.2.	The competent court in Amsterdam, the Netherlands shall have exclusive jurisdiction to settle any dispute in connection with this Agreement without prejudice to the right of appeal, including an appeal to the Supreme Court.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE,

WRIGHT MEDICAL GROUP N.V.		THE EXECUTIVE

SIGNATURE:		SIGNATURE:

Name:	James A. Lightman	Name:	Robert J. Palmisano
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT B

WRIGHT MEDICAL GROUP N.V. AMENDED AND RESTATED 2010 INCENTIVE PLAN

[See attachment]

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED

2010 INCENTIVE PLAN

1. PURPOSE

The purpose of this Plan is to promote the interests of the Company and its Affiliates by authorizing the Committee to grant Awards to Eligible Recipients in order to (i) attract and retain such individuals, (ii) provide an additional incentive to such individuals to work to increase the value of Stock, and (iii) provide such individuals with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. The Plan shall become effective as of the Effective Date.

2. DEFINITIONS

2.1. Adverse Action. Adverse Action means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial, or adverse to the interests of the Company or any Affiliate, including: (i) disclosing confidential information of the Company or any Affiliate to any person not authorized by the Company or Affiliate to receive it, (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Affiliate, or (iii) interfering with the relationships of the Company or any Affiliate and their respective employees, independent contractors, customers, prospective customers, and vendors.

2.2. Affiliate. Affiliate means any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any other entity determined by the Committee to be an “Affiliate” for purposes of this Plan.

2.3. Award. Award means, individually or collectively, an Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant, Cash-Based Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.4. Award Agreement. Award Agreement means either: (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic certificate or statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5. Board. Board means the Management Board of the Company or any successor thereto, provided, that if the Management Board does not exist, “Board” means the Board of Directors of the Company.

2.6. Cash-Based Award. Cash-Based Award means an Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 9.1 of this Plan.

2.7. Cause. Cause means with respect to any Participant: (i) the Participant has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct, or gross neglect in the performance of the Participant’s duties and responsibilities, including any breach of the policies of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics, the Company’s Code of Conduct on Insider Trading and Confidentiality and the Company’s Code of Conduct on Interactions with U.S. Customers, and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Participant at the Company’s expense, (ii) the Participant has been convicted of or has pled guilty to a felony for fraud, embezzlement, or theft, (iii) the Participant has engaged in a breach of any policy of the Company for which termination of employment or service is a permissible consequence, or (iv) the Participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any; provided, however, that if, subsequent to the Participant’s voluntary termination for any reason or involuntary termination by the Employer without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause for all purposes under this Plan.

2.8. Change in Control. Change in Control means (i) the acquisition (other than from the Company) after the Effective Date by any person, entity, or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of either the then-outstanding ordinary shares or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, (iii) consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation), (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company, or (v) the consummation of the sale of all or substantially all of the assets of the Company with respect to which persons who were the shareholders of the Company immediately prior to such sale do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

2.9. Code. Code means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.10. Committee. Committee means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent directors” as defined in the Listing Rules of the Nasdaq Global Market (or other applicable exchange or market on which the Stock may be traded or quoted). In the case of any Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, the Committee will be comprised of at least two persons, each of whom are “outside directors” within the meaning of Section 162(m) of the Code. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in the Plan. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.11. Company. Company means Wright Medical Group N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands or any successor thereto.

2.12. Consultant. Consultant means a person engaged to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to the Company or any Affiliate that: (i) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13. Director. Director means any member of the Board.

2.14. Disability. Disability means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders a Participant unable to engage in any substantial gainful activity. The Committee shall determine whether a Participant has a Disability. If a Participant disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether a Participant has a Disability shall be binding on the Company and the Participant.

2.15. Disqualifying Disposition. Disqualifying Disposition means any disposition (including any sale) of Stock acquired upon the exercise of an ISO made within the period that ends either (i) two (2) years after the date the Participant was granted the ISO or (ii) one (1) year after the date the Participant acquired Stock by exercising the ISO.

2.16. Effective Date. Effective Date means the date on which the Company’s shareholders (acting at a duly called meeting of such shareholders) approve the adoption of this Plan as amended and restated, subject to the completion of that certain merger pursuant to the terms of that certain agreement and plan of merger, dated as of October 27, 2014, among Tornier N.V., Trooper Holdings Inc., Trooper Merger Sub Inc. and Wright Medical Group, Inc.

2.17. Eligible Recipients. Eligible Recipients means all Employees, all Non-Employee Directors, and all Consultants.

2.18. Employee. Employee means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or an Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or an Affiliate during such period. An individual shall not cease to be an Employee in the case of: (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or an Affiliate, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any ISO held by a Participant shall cease to be treated as an ISO and shall be treated for tax purposes as a Non-ISO. Neither service as a Non-Employee Director nor payment of a Non-Employee Director’s retainer or other fee by the Company shall be sufficient to constitute “employment” by the Company.

2.19. Fair Market Value. Fair Market Value means with respect to the Stock, as of any date: (i) the closing sale price of the Stock as of such date at the end of the regular trading session, as reported by the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange, or any national securities exchange on which the Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade), (ii) if the Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination shall be final, conclusive, and binding for all purposes and on all persons, including the Company, the shareholders of the Company, the Participants, and their respective successors-in-interest. No member of the Committee shall be liable for any determination regarding the Fair Market Value of the Stock that is made in good faith.

2.20. Full Value Award. Full Value Award means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Stock.

2.21. Grant Date. Grant Date means the date an Award is granted to a Participant pursuant to this Plan. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

2.22. IPO. IPO means an initial underwritten public offering of the Company’s equity securities pursuant to an effective Form S-1 registration statement filed under the 1933 Act.

2.23. IPO Effective Date. IPO Effective Date means the effective date of an IPO.

2.24. ISO. ISO means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of Section 422 of the Code.

2.25. 1933 Act. 1933 Act means the United States Securities Act of 1933, as amended. Any reference to a section of the 1933 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1933 Act.

2.26. 1934 Act. 1934 Act means the United States Securities Exchange Act of 1934, as amended. Any reference to a section of the 1934 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1934 Act.

2.27. Non-Employee Director. Non-Employee Director means any Director who is not an Employee of the Company or an Affiliate of the Company.

2.28. Non-ISO. Non-ISO means an option granted under this Plan to purchase Stock which is not intended to satisfy the requirements of Section 422 of the Code.

2.29. Option. Option means an ISO or a Non-ISO.

2.30. Other Stock-Based Award. Other Stock-Based Award means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Section 9.2 of this Plan.

2.31. Participant. Participant means an Eligible Recipient who receives one or more Awards under this Plan.

2.32. Performance Goals. Performance Goals mean with respect to any applicable Award, one or more targets, goals, or levels of attainment required to be achieved in terms of the specified performance measures (as determined by the Committee in its sole discretion) during the specified Performance Period, as set forth in the related Award Agreement. For purposes of Awards that are intended to qualify as exempt performance-based compensation under Section 162(m), a Performance Goal will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination, of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Committee in its discretion. Provided that the Committee has specified at least one Performance Goal that is intended to qualify an Award under the performance-based compensation exception under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted herein) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may establish that, in the case of any Award intended to qualify for such exception, one or more of the Performance Goals applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or nonrecurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Goal or Goals.

2.33. Performance Period. Performance Period means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.34. Plan. Plan means this Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as the same may be amended from time to time.

2.35. Prior Plan. Prior Plan means the Tornier B.V. Amended and Restated Stock Option Plan, which was adopted effective as of July 18, 2006, as the same may be amended from time to time.

2.36. Retirement. Retirement means, unless otherwise defined in an Award Agreement or in a written employment, services, or other agreement between the Participant and the Company or an Affiliate, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function.

2.37. Rule 16b-3. Rule 16b-3 means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.38. Stock. Stock means the ordinary shares of the Company, with a par value per share as defined in the articles of association of the Company, or the number and kind of shares or other securities into which such Stock may be changed in accordance with Section 3.6 of this Plan.

2.39. Stock Appreciation Right. Stock Appreciation Right means a right which is granted under Section 7 of this Plan to receive the appreciation in a share of Stock.

2.40. Stock-Based Award. Stock-Based Award means any equity-based or equity-related Award made pursuant to this Plan, including Options, Stock Appreciation Rights, Stock Grants, Stock Unit Grants, and Other Stock-Based Awards.

2.41. Stock Grant. Stock Grant means a grant under Section 8 of this Plan which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.42. Stock Unit Grant. Stock Unit Grant means a grant under Section 8 of this Plan which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.43. Ten Percent Shareholder. Ten Percent Shareholder means an individual who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of shares of either the Company, an Affiliate or a “parent corporation” (within the meaning of Section 424(e) of the Code).

3. SHARES AVAILABLE FOR ISSUANCE; GRANT LIMITS AND ADJUSTMENTS

3.1. Stock Available for Issuance. Subject to adjustment as provided in Section 3.6, the maximum number of shares of Stock that shall be available for issuance under this Plan shall be the sum of:

(a) 8,200,000;

(b) The number of shares of Stock available for grant under the Prior Plan as of the IPO Effective Date (not including any shares of Stock that are subject to outstanding “options” (as defined in the Prior Plan) under the Prior Plan as of the IPO Effective Date, or any shares of Stock that were issued pursuant to options granted under the Prior Plan prior to the IPO Effective Date); and

(c) The number of shares of Stock underlying options which have been granted pursuant to the Prior Plan and are outstanding as of the IPO Effective Date that remain undelivered following any expiration, cancellation, forfeiture, cash settlement, or other termination of such options following the IPO Effective Date; and

(d) The number of shares of Stock issued or subject to Awards granted under the Plan in connection with the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Affiliate(s) acquiring, merging, or consolidating with another entity; and

(e) The number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Affiliate(s) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Affiliates, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Affiliates following the transaction pursuant to the rules and regulations of the Nasdaq Global Market (or other applicable market or exchange on which the Company’s Stock may be quoted or traded);

provided, however, that no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued pursuant to Full Value Awards and no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued in connection with the exercise of ISOs.

3.2. Code Section 162(m) Limits. The following additional annual limits will apply to Awards payable to any Participant in any calendar year:

(a) Options: 2,000,000 shares of Stock.

(b) Stock Appreciation Rights: 2,000,000 shares of Stock.

(c) Any other Award that is not a Cash-Based Award: 2,000,000 shares of Stock.

(d) Cash-Based Awards: $5,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limits applicable to Options and Stock Appreciation Rights refer to the number of shares of Stock underlying such Awards; (iii) the share limit under clause (c) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (c) assuming a maximum payout; (iv) Awards other than Cash-Based Awards that are settled in cash will count against the applicable share limit under clause (a), (b) or (c) and not against the dollar limit under clause (d); and (v) the dollar limit under clause (d) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (d) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Code Section 162(m), including, without limitation, where applicable, the rules under Code Section 162(m) pertaining to permissible deferrals of exempt awards.

3.3. Source of Stock. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company.

3.4. Accounting for Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares covered by an Award shall be counted as used only to the extent they are actually issued; provided, however, that the full number of Shares subject to a Stock Appreciation Right that is settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Right. Furthermore, any Shares withheld to satisfy tax withholding obligations in respect of

Awards issued under this Plan, any Shares withheld to pay the exercise price of Awards issued under this Plan and any Shares not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.4 shall be counted against the Shares authorized for issuance under this Plan. Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards. Any Shares related to Awards under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan.

3.5. Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.6. Adjustments to Stock and Awards.

(a) In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of the Company after the date of grant of any Award, or in the event of any change in applicable laws or circumstances that results in or could result in, in either case, the substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sublimits set forth in Sections 3.1, 3.2 and 3.8, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive, and binding on Participants under this Plan.

(b) Notwithstanding anything else herein to the contrary, without affecting the number of shares of Stock reserved or available hereunder and the sublimits in Sections 3.1, 3.2 and 3.8, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 409A, 422 and 424 of the Code, as and where applicable.

3.7. Prohibition on Repricing Options and Stock Appreciation Rights. Except as set forth in Section 3.6, the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities.

3.8. Limitation on Non-Employee Director Awards. Notwithstanding any other provision of the plan, the maximum aggregate number of shares of Stock subject to Awards to any one Non-Employee Director in any one calendar year may not exceed 100,000; provided, that such limit shall not apply to any election of a Non-Employee Director to receive shares of Stock in lieu of all or a portion of any annual Board, chair and other retainers and any meeting fees otherwise payable in cash.

4. COMMITTEE

4.1. Plan Administration. This Plan shall be administered by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary. Notwithstanding anything in the Plan to the contrary, to the extent required by the laws of The Netherlands, Awards granted pursuant to this Plan (to the extent they constitute Options or other rights to acquire shares of Stock or Stock Grants) shall be deemed to have been granted subject to the approval of such Award (including its terms and conditions as established by the Committee) by the Board (if and to the extent the Company’s general meeting of shareholders has delegated such authority to the Board) or by the Company’s general meeting of shareholders itself (if and to the extent the Company’s general meeting of shareholders has not delegated such authority to the Board), and no Awards shall be effective until such approval, as applicable, is received. The Committee acting in its sole discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Section 12 and Section 17 herein and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Participant, and on each other person directly or indirectly affected by such action. The Committee shall not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Recipient shall have the right to require him or her to execute an agreement which makes the Eligible Recipient subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

4.2. Administration of Certain Awards. This Section 4.2 applies to any Award intended to qualify as exempt performance-based compensation under Code Section 162(m), as determined by the Committee. In the case of any Award to which this Section 4.2 applies (other than, with respect to clauses (ii), (iii) and (iv), Options and Stock Appreciation Rights), (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption, notwithstanding anything to the contrary in the Plan; (ii) the Committee will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Goals applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Goals are achieved, and such other terms and conditions as the Committee deems appropriate with respect to the Award; (iii) at the close of the applicable Performance Period the Committee will certify whether the applicable Performance Goals have been attained; and (iv) no amount will be paid under such Award unless the Performance Goal applicable to the payment of such amount have been so certified, except as provided by the Committee consistent with such exemption; and (v) the Committee may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption.

4.3. Participants Based Outside of the United States. In addition to the authority of the Committee under Section 4.1 and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Affiliate in order to comply with local legal requirements, to otherwise protect the Company’s or Affiliate’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more subplans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 4.2: (i) to reserve shares or grant Awards in excess of the limitations provided in this Plan, (ii) to grant an Option or Stock Appreciation Right having an exercise price less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date in violation of this Plan, or (iii) for which shareholder approval would then be required pursuant to Section 17.2.

5. ELIGIBILITY

Only Employees shall be eligible for the grant of ISOs under this Plan. All Eligible Recipients shall be eligible for the grant of Non-ISOs, Stock Appreciation Rights, Cash-Based Awards, Other Stock-Based Awards, and for Stock Grants and Stock Unit Grants under this Plan.

6. OPTIONS

6.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Options to Eligible Recipients under this Plan to purchase shares of Stock subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each grant of an Option to an Eligible Recipient shall be evidenced by an Award Agreement, and each Award Agreement shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its sole discretion deems consistent with the terms of this Plan; provided, however, that if the Committee grants an ISO and a Non-ISO to an Employee on the same date, the right of the Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO. To the extent that any ISO (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such ISO (or portion thereof) shall continue to be outstanding for purposes of this Plan but shall thereafter be deemed to be a Non-ISO.

6.2. $100,000 Limit. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess ISOs shall be treated as Non-ISOs.

6.3. Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 shall be determined by the Committee in its sole discretion at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date and; provided, further, that if the Option is an ISO granted to an Employee who is a Ten Percent Shareholder, the per share price for each share of Stock subject to such ISO shall be no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date such ISO is granted.

6.4. Payment.

(a) The exercise price of an Option shall be payable in full upon the exercise of such Option in cash (including check, bank draft, or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, by (i) by a “net exercise” of the Option (as further described in paragraph (b), below), (ii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market, (iii) by a combination of such methods; or (iv) any other method approved or accepted by the Committee in its sole discretion.

(b) In the case of a “net exercise” of an Option, a Participant shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Options divided by the Fair Market Value on the date of exercise (the “Reduced Shares”). In the event of a “net exercise” of an Option, Options to purchase the Reduced Shares shall be cancelled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares on the date of exercise. The Redemption Amount shall automatically be applied by the Company to satisfy the amount the Participant is required to pay to exercise the Options. Thereafter, the Participant shall receive the number of shares of Stock remaining after such Reduced Shares have been cancelled. Shares of Stock shall no longer be outstanding under an Option (and shall therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares cancelled to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

6.5. Exercisability and Duration. An Option shall become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Option shall be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an ISO that is granted to a Ten Percent Shareholder on the date the Option is granted).

6.6. Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission, or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Stock to be purchased in accordance with Section 6.4 of this Plan.

6.7. Disqualifying Disposition. Each Participant who receives an ISO shall notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an ISO.

7. STOCK APPRECIATION RIGHTS

7.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Stock Appreciation Rights to Eligible Recipients under this Plan subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by an Award Agreement for the related Option.

7.2. Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Committee, in its sole discretion, at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date.

7.3. Exercisability and Duration. A Stock Appreciation Right shall become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Stock Appreciation Right shall be exercisable after ten (10) years from its Grant Date.

7.4. Manner of Exercise. A Stock Appreciation Right shall be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.5. Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price; by

(b) The number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

7.6. Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.5 shall be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Stock, or a combination thereof, as the Committee determines in its sole discretion.

8. STOCK GRANTS AND STOCK UNIT GRANTS

8.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Recipients, subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Grant and each Stock Unit Grant shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, under which Stock shall be issued under the Stock Grant or cash shall be paid under the Stock Unit Grant and the conditions under which the Participant’s interest in any Stock which has been issued shall become non-forfeitable.

8.2. Conditions.

(a) Conditions to Issuance of Stock. The Committee acting in its sole discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one or more conditions which the Committee deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of a Participant only after each such condition, if any, has been timely satisfied. In addition to any restrictions set forth in a Participant’s Award Agreement, until such time that the Stock underlying a Stock Grant has vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber such Stock. The Committee shall take into account compliance with local laws relating to payment for shares of Stock in connection with any Stock Grant made under the Plan, to the extent applicable.

(b) Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its sole discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of a Participant under a Stock Grant non-forfeitable subject to the satisfaction of one or more conditions, including the achievement of one or more Performance Goals, that the Committee acting in its sole discretion deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. A Participant’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition.

8.3. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as a Participant’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Participant as soon as practicable thereafter.

8.4. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Stock Grant, the Participant must file, within thirty (30) days following the Grant Date of the Stock Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Stock Grant is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

9.1. Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee shall determine, subject to limitations under applicable law. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements.

9.2. Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts and subject to such terms and conditions as the Committee shall determine, subject to limitations under applicable law. Such Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants or payment in cash or otherwise of amounts based on the value of shares of Stock, and may include Stock-Based Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

9.3. Value of Cash-Based Awards and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee in its sole discretion. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee in its sole discretion. The Committee may establish Performance Goals in its sole discretion for any Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Cash-Based Awards or Other Stock-Based Awards that shall be paid out to the Participant shall depend on the extent to which the Performance Goals and any other non-performance terms have been met.

9.4. Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash for any Cash-Based Award and in cash or shares of Stock for any Other Stock-Based Award, as the Committee determines in its sole discretion, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

10. DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee shall not grant dividend equivalents based on the dividends declared on shares of Stock that are subject to an Option or Stock Appreciation Right. Dividend equivalents shall be accrued for the account of the Participant and shall be paid to the Participant on the date on which the corresponding Awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents shall be subject to forfeiture to the same extent that the corresponding Awards are subject to forfeiture as provided in this Plan or any Award Agreement.

11. EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE

11.1. Termination Due to Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated by reason of death or Disability:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of one (1) year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited;

(b) All outstanding Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of the date of such termination, and all outstanding but unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Affiliate, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one (1) year), the Committee may, in its sole discretion, cause shares of Stock to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. The

Committee shall consider the provisions of Section 11.5 and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Stock or other payment, including whether the Participant again becomes employed. If the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

11.2. Termination for Reasons Other than Death, Disability, or Actions Constituting Cause or Adverse Action. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated for any reason other than (i) death, (ii) Disability, or (iii) due to actions constituting Cause or Adverse Action:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited.

(b) All Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of such termination, and all outstanding unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

11.3. Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 11, upon a Participant’s termination of employment or other service with the Company or any Affiliate, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Stock Grants, Stock Unit Grants, Cash-Based Awards, and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest, or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (i) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date, and (ii) any such action by the Committee adversely affecting any outstanding Award shall not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 3.6, 11.5, 12, or 17).

11.4. Determination of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service shall, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Affiliate for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of an Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination shall also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.

11.5. Additional Forfeiture Events.

(a) Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Section 11.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or an Affiliate, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Affiliate and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, during such period and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividend equivalents paid or other distributions made with respect to any shares subject to any Award). The Company shall be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 11.5(a) shall not apply to any Participant following a Change in Control.

(b) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the

Company with respect to any Award received by such individual under this Plan during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

12. CHANGE IN CONTROL

12.1. Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.6 and 4.1 of this Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the Award Agreement evidencing an Award at the time of grant or at any time after the grant of an Award, (i) all outstanding Options and Stock Appreciation Rights shall become immediately exercisable in full and shall remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in employment or service with the Company or any Affiliate, (ii) all restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate, and (iii) all Awards the vesting or payment of which are based on Performance Goals shall vest as though such Performance Goals were fully achieved at target and shall become immediately payable; provided, however, that no Award that provides for a deferral of compensation within the meaning of Section 409A of the Code shall be accelerated upon the occurrence of a Change in Control unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Awards in the event of a Change in Control shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

12.2. Alternative Treatment of Stock-Based Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, shall be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award shall receive for each share of Stock subject to such Award a cash payment (or the delivery of shares, other securities or a combination of cash, shares and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a share of Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Stock issued pursuant to a Stock-Based

Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to this Plan or an Award Agreement (other than pursuant to the securities laws) shall be deemed to be outstanding shares of Stock and receive the same consideration as other outstanding shares of Stock in connection with the Change in Control.

12.3. Limitation on Change in Control Payments. Notwithstanding anything in Section 12.1 or 12.2 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award as provided in Section 12.1 or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 12.2 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 12.1 or 12.2 shall be reduced (or acceleration of vesting eliminated) to the largest amount as shall result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (i) the amount of such payments absent such reduction, minus (ii) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments, and provided further that such payments shall be reduced (or acceleration of vesting eliminated) in the following order: (a) Options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (b) pro rata among Awards that constitute deferred compensation under Section 409A of the Code, and (c) finally, among the Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 12.3 shall not apply and any “payments” to a Participant pursuant to Section 12.1 or 12.2 shall be treated as “payments” arising under such separate agreement.

13. PAYMENT OF WITHHOLDING TAXES

13.1. General Rules. The Company is entitled to (i) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate), or make other arrangements for the collection of, all amounts the Company reasonably determines are required to satisfy any and all federal, foreign, state, and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividend equivalents with respect to, an Award or a disqualifying disposition of shares received upon exercise of an ISO, or (ii) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Stock, with respect to an Award. When withholding for taxes is effected under this Plan, it shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company.

13.2. Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 13.1 by withholding shares of Stock underlying an Award, electing to tender, or by attestation as to ownership of, other shares of Stock held by a Participant, by delivery of a Broker Exercise Notice, or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Stock withheld by the Company or tendered or covered by an attestation shall be valued at their Fair Market Value.

14. NON-TRANSFERABILITY

14.1. General Rule. Except as provided in Section 14.2, no Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall be exercisable during a Participant’s lifetime only by the Participant. The person or persons to whom an Award is transferred by will or by the laws of descent and distribution or pursuant to Section 14.2, thereafter shall be treated as the Participant.

14.2. Transfers to Family Members. A Non-ISO may be transferred by a Participant to a “family member” (as defined in Rule 701(c)(3) of the 1933 Act) of such Participant or to a trust exclusively for the benefit of one or more of such family members of such Participant; provided, however, that such transfer is made as a gift without consideration, and such transfer complies with applicable securities laws.

15. SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, a Participant shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, a Participant shall make a written representation to the Company that he or she shall not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

16. LIFE OF PLAN

Subject to earlier termination as provided in Section 17 below, this Plan shall terminate at midnight on August 25, 2020. No Award shall be granted after termination of this Plan, but Awards outstanding upon termination of this Plan shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

17. AMENDMENT, MODIFICATION, OR TERMINATION

17.1. Generally. Subject to other subsections of this Section 17 and Section 17.3, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Stock or other terms and conditions of an Award, extend the term of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however, that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

17.2. Shareholder Approval. No amendments to this Plan shall be effective in respect of any jurisdiction without approval of the Company’s shareholders if shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Stock is then traded, applicable United States state corporate laws or regulations, applicable United States federal laws or regulations, or the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan.

17.3. Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension, or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.6, 11.5, 12 or 17.4 of this Plan.

17.4. Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, including Section 422 and 409A of the Code and Rule 16b-3 of the Exchange Act, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.4 to any Award granted under this Plan without further consideration or action.

18. DEFERRED COMPENSATION

It is intended that all Awards issued under this Plan be in a form and administered in a manner that shall comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan shall be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section 18 to the contrary, with respect to any Award subject to Section 409A of the Code, no amendment to or payment under such Award shall be made except and only to the extent permitted under Section 409A of the Code. Neither the Committee nor the Company shall be liable to anyone for any federal, state, local, or foreign taxes, interest, or penalties incurred by anyone in connection with the participation in or receipt of benefits under the Plan, including, but not limited to, any taxes, interest, or penalties incurred on account of the failure of the Plan or the operation of the Plan to comply with, or be exempt from, Section 409A.

19. MISCELLANEOUS

19.1. Shareholder Rights. Except as otherwise specifically provided in the Plan or in an Award Agreement, no person shall be entitled to the rights and privileges of share ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that person. Specifically, no Participant shall have any rights as a shareholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Participant. A Participant’s rights as a shareholder in the shares of Stock that remain subject to forfeiture under Section 8.2(b) shall be set forth in the related Award Agreement.

19.2. No Contract of Employment. No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company. The grant of an Award to a Participant under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Participant any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Award Agreement.

19.3. Construction. All references to Sections are to Sections of this Plan unless otherwise indicated. Each term set forth in Section 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. In this Plan, except where otherwise indicated by clear contrary intention, “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and “or” is used in the inclusive sense of “and/or”. Wherever possible, each provision of this Plan and any Award Agreement shall be interpreted so that it is valid under the applicable law. If any provision of this Plan or any Award Agreement is to any extent invalid under the applicable law that provision shall still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also shall continue to be valid, and the entire Plan and Award Agreement shall continue to be valid in other jurisdictions. If there is any conflict between the terms of this Plan and the terms of any Award Agreement, the terms of this Plan shall control.

19.4. Other Conditions. Each Award Agreement may require that a Participant (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock or cash subject to any other Award) enter into any agreement or make such representations prepared by the Company, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or other Award or provides for the repurchase of such Stock by the Company.

19.5. Rule 16b-3. The Committee shall have the right to amend any Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Participant as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Section 16 of the 1934 Act might be applicable to such grant or transfer.

19.6. Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with a Participant which expressly provides for the acceleration in vesting of an outstanding Award or for the extension of the deadline to exercise any rights under an outstanding Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Award was granted; provided, however, no extension of the deadline to exercise any rights under an outstanding Option or Stock Appreciation Right shall be permitted to the extent such extension would cause the Option or Stock Appreciation Right to become subject to the requirements of Section 409A of the Code.

19.7. Fractional Shares. No fractional shares of Stock shall be issued or delivered under this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be forfeited or otherwise eliminated by rounding up or down.

19.8. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or the Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

19.9. Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Affiliate unless provided otherwise in such plan.

19.10. Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations, and actions relating to this Plan shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise provided in an Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

19.11. Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

19.12. Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (i) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (ii) permit Participants to use electronic, internet, or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

19.13. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19.14. Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

19.15. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

19.16. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*            *             *

EXHIBIT C

OPTION AGREEMENT

[See attachment]

PALMISANO OPTION CERTIFICATE

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED 2010 INCENTIVE PLAN

OPTION CERTIFICATE

Wright Medical Group N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), in accordance with the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), hereby grants to the individual named below, who shall be referred to as “Optionee”, an option (the “Option”) to purchase from the Company that number of shares of Stock as indicated below at an exercise price per share equal to that amount as indicated below, which grant shall be subject to all of the terms and conditions of this Option Certificate, which includes the Terms and Conditions (the “Terms and Conditions”) and any Addendum to the Terms and Conditions established pursuant to Section 19 of the Terms and Conditions (the “Addendum”), as well as the terms and conditions of the Plan. This grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date”. This Option is not intended to satisfy the requirements of Section 422 of the Code and thus shall be a Non-ISO as that term is defined in the Plan.

Grant Number:	[ ]

Optionee:	[NAME]

Grant Date:	[DATE]

Total Number of Shares of Stock Subject to Option:	[ ] shares of Stock, subject to adjustment as provided in the Plan.

Exercise Price Per Share[1]:	[ ]

Expiration Date:	No later than the ten (10) year anniversary of Grant Date, as provided in Section 2(b) of the Terms and Conditions.

Vesting Schedule:	Except as otherwise provided in the Terms and Conditions, Optionee’s right to exercise this Option shall vest, on a cumulative basis, over a four-year period and as follows: (1) 25% of the shares of Stock subject to this Option shall vest on the one-year anniversary of the Grant Date (the “Vesting Commencement Date”), and (2) the remaining 75% of such shares of Stock shall vest over a three-year period thereafter in 36 as nearly equal as possible monthly installments, beginning one month after the Vesting Commencement Date (each such vesting date, a “Scheduled Vesting Date”).

1	To be Fair Market Value (as defined in the Plan) on the date of grant.

TERMS AND CONDITIONS

1. Plan. This Option grant is subject to these Terms and Conditions and the Plan and the Company hereby represents that this Option grant is being made pursuant to and in conformity with the provisions of the Plan and is a valid and binding Option grant in accordance with its terms. If a determination is made that any provision of these Terms and Conditions is inconsistent with the Plan, these Terms and Conditions shall control. All of the capitalized terms used in these Terms and Conditions not otherwise defined herein shall have the same meaning as defined in the Plan. A copy of the Plan and the U.S. prospectus for the Plan have been delivered to Optionee together with this Option Certificate.

2. Vesting and Option Expiration.

(a)	General Rule. Except as otherwise provided under these Terms and Conditions, Optionee’s right under these Terms and Conditions to exercise this Option shall vest, on a cumulative basis, over a four (4) year period, as described in more detail in the foregoing Vesting Schedule and as provided in Section 12 of the Plan. In addition, this Option shall fully vest immediately prior to a Change in Control (as defined in the employment agreement between the Wright Medical Group, Inc. and Optionee, dated as of October 1, 2015 as in effect on the Grant Date (the “Employment Agreement”)).

(b)	Option Expiration Rules.

(1)

Non-Vested Shares of Stock. If Optionee’s continuous employment or service relationship (including service as an employee or as a consultant) with the Company terminates for any reason whatsoever while there are any non-vested shares of Stock subject to this Option under Section 2(a), then, except as provided in Section 12 of the Plan, this Option immediately upon such termination of employment or service shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock; provided however, that upon a Life Event occurring, the interest of Optionee to this Option shall vest immediately as to a pro rata percentage of the non-vested shares of Stock subject to this Option and scheduled to vest on the next Scheduled Vesting Date, with such proration based on the number of days during which Optionee was continuously employed by the Company or provided services to the Company beginning on the Grant Date, or if a Scheduled Vesting Date has occurred, the most recent Scheduled Vesting Date, and ending on the next applicable Scheduled Vesting Date, multiplied by the number of shares of Stock subject to this Option which were scheduled to vest on the next applicable Scheduled Vesting Date. For purposes of these Terms and Conditions, a “Life Event” shall mean Optionee’s death, Disability, or Qualified Retirement. For purposes of these Terms and Conditions, a “Qualified Retirement” shall occur upon Optionee’s voluntary resignation from the Company or any Affiliate (including Wright Medical Group, Inc.) that employs Optionee, provided that on the date of Optionee’s voluntary resignation, Optionee is sixty-five (65) years or older and Optionee has been continuously employed by the Company or any Affiliate (including Wright Medical Group, Inc. from the date on which Optionee became an employee thereof) that employs Optionee for five (5) or more years.

(2)	Vested Shares of Stock. Optionee’s right to exercise the vested portion of this Option shall expire no later than the ten (10) year anniversary of the Grant Date. However, if Optionee’s employment or service relationship with the Company terminates before the ten (10) year anniversary of the Grant Date, Optionee’s right to exercise the vested portion of this Option shall expire and shall have no further force or effect and shall be null and void:

(A)	on the date Optionee’s employment or service relationship terminates if Optionee’s employment or service relationship terminates due to actions constituting Cause (as defined in the Employment Agreement),

(B)	on the one (1) year anniversary of the date Optionee’s employment or service relationship terminates as a result of Optionee’s death or Disability, or

(C)	at the end of the three (3) month period which starts on the date Optionee’s employment or service relationship terminates if Optionee’s employment or service relationship terminates other than (1) due to actions constituting Cause or (2) as a result of Optionee’s death or Disability.

(c)	Special Rules.

(1)	Sale of Business Unit. The Committee, in connection with the sale of any Affiliate that employs the Optionee, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Option or the rights under this Option will be adversely affected by such transaction:

(A)	accelerate the time Optionee’s right to exercise this Option will vest under Section 2(a),

(B)	provide for vesting after such sale or other disposition, or

(C)	extend the time at which this Option will expire (but not beyond the ten (10) year anniversary of the Grant Date).

(2)	Change in Control. If there is a Change in Control of the Company (including a Change in Control as defined in the Employment Agreement), this Option shall be subject to the provisions of Section 12 of the Plan with respect to such Change in Control.

(3)	Affiliates. For purposes of these Terms and Conditions, any reference to the Company shall include any Affiliate that employs the Optionee, and a transfer of Optionee’s employment or service relationship between the Company and any Affiliate of the Company or between any Affiliates of the Company shall not be treated as a termination of employment or service relationship under the Plan or these Terms and Conditions.

(4)	Termination of Employment or Service Relationship. For purposes of these Terms and Conditions:

(A)	if Optionee’s employment with the Company terminates while a portion of the Option is unvested but Optionee at such time then becomes an independent consultant to the Company, Optionee shall continue to vest in the unvested portion of the Option pursuant to Section 2(a) so long as Optionee continues to provide services to the Company;

(B)	if Optionee’s employment with the Company terminates but Optionee at such time then becomes an independent consultant to the Company, the termination of Optionee’s employment shall not result in the expiration of the Option under Section 2(b)(1) or 2(b)(2); provided, Optionee’s right to exercise the vested portion of the Option shall expire no later than the ten (10) year anniversary of the Grant Date; and

(C)	Except in instances where Optionee becomes an independent consultant to the Company as provided in clauses (A) and (B) above, Optionee’s employment termination date shall mean the last day that Optionee actively performs services in an employer-employee relationship for the Company, without regard to the reason for Optionee’s cessation of service and without regard to any advance notice period as may be otherwise provided under local law.

(5)

Effect of Actions Constituting Agreement Breach or Cause. If Optionee is determined by the Committee, acting reasonably, to have breached, in any material respect, the non-compete, non-solicitation of employees or confidentiality provisions of Exhibit F to the Employment Agreement during or within one (1) year after the termination of employment or other service with the Company, irrespective of whether such breach or action or the Committee’s determination occurs before or after termination of Optionee’s employment or other service with the Company and irrespective of whether or not Optionee was terminated as a result of such breach or his employment has been terminated for Cause (as defined in the Employment Agreement) or his employment could have been terminated for Cause, (i) all rights of Optionee under these Terms and Conditions shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the unvested portion of this Option and to purchase from Optionee any shares delivered to Optionee pursuant to this Option Agreement. The total purchase price for the purchased shares shall be the lesser of 1) the Fair Market Value (as defined in the Plan) of each of the purchased shares on the date the Company’s delivery of its written notice to Optionee exercising its right of repurchase and 2) the Exercise Price. The total purchase price shall be delivered to Optionee against delivery of the certificates evidencing the purchased shares no later than 30 days after the delivery of the election notice by the Company. To extent such delay does not subject Optionee to additional taxes, interest and/or penalties under Section 409A of the U.S. Internal Revenue Code, the Company may defer the exercise of this Option for a period of up to six (6) months after receipt of Optionee’s written notice of exercise or the issuance of share certificates upon the exercise of this Option for a period of up to six (6) months after the date of such exercise in order for the Committee to make any determination as to the existence of such a breach, or

Cause. This Section 2(c)(5) shall not apply following a Change in Control (as defined in the Plan or the Employment Agreement).

(6)	Clawback Policy. This Option and the shares of Stock issuable pursuant to this Option are subject to forfeiture or clawback by the Company to the extent required by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, recoupment, clawback or similar policy of the Company required by such laws, rules or regulations, as such laws, rules, regulations and policy may be in effect from time to time. By accepting the Option under this Option Certificate, Optionee agrees and consents to the Company’s application, implementation and enforcement of (a) any clawback / recoupment policy and (b) any provision of applicable law relating to the cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to Optionee) or applicable law without further consent or action being required by Optionee. For purposes of the foregoing, Optionee expressly and explicitly authorizes the Company to issue instructions, on Optionee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Optionee’s shares of Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company. To the extent that the terms of this Option Certificate and the clawback / recoupment policy implemented to comply with any law, rule or regulation regarding clawback or recoupment of compensation conflict, the terms of the clawback / recoupment policy shall prevail.

(7)	Fractional Shares of Stock. Optionee’s right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock. If Optionee exercises this Option on any date when this Option includes a fractional share of Stock, Optionee’s exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.

(8)	EU Age Discrimination Rules. If Optionee is a local national of and is employed in a country that is a member of the European Union, the grant of the Option and these Terms and Conditions governing the Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

3. Method of Exercise of Option.

(a)

General Rule. Optionee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under Section 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by the Company for the exercise of an Option. In this regard, the Committee confirms that the Exercise Price shall be paid at exercise in cash (including check, bank draft or money order), (ii) by a “net exercise” of the Option (as further described below); (iii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market; or (iv) by a combination of such methods. In the case of a “net exercise” of this Option, Optionee shall receive the number of shares of Stock underlying this Option (or portion thereof so exercised) reduced by the number of shares of Stock equal to the aggregate Exercise Price of the Option (or portion thereof so exercised) divided by the Fair Market Value on the date of exercise (the “Reduced Shares of Stock”). In the event of a “net exercise” of this Option, this Option (or portion thereof so exercised) to purchase the Reduced Shares of Stock shall be cancelled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares of Stock on the date of exercise. The Redemption Amount shall automatically be applied by the Company to satisfy the amount Optionee is required to pay to exercise the Option (or portion thereof so exercised). Thereafter, Optionee shall receive the number of shares of Stock remaining after such Reduced Shares of Stock have been cancelled. Shares of Stock shall no longer be outstanding under this Option (and shall thereafter not be exercisable) following the exercise of this Option (or portion thereof so exercised) to the extent of (i) shares cancelled to pay the

Exercise Price of this Option under the “net exercise,” (ii) shares actually delivered to Optionee as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

(b)	Except as otherwise provided in these Terms and Conditions, if Optionee resides in a country (or is employed in a country, if different) where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the Exercise Price, or requires the Company and/or Optionee to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion).

(c)	As a condition of the grant of this Option, Optionee agrees to repatriate all payments attributable to the Option in accordance with local foreign exchange rules and regulations in Optionee’s country of residence (and country of employment, if different). In addition, Optionee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different). Finally, Optionee agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different).

4. Income Tax and Social Insurance Contributions Withholding.

(a)

Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding other than a violation of these Terms and Conditions by the Company or an Affiliate (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, and the exercise of the Option; and (ii) does not commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items. If Optionee becomes subject to taxation in more than one country between the

Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b)	Prior to the delivery of shares of Stock upon the exercise of the Option, if Optionee’s country of residence (and the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole shares of Stock otherwise issuable upon the exercise of the Option that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld shares of Stock shall be used to settle the withholding obligation). In cases where shares of Stock are withheld and the Fair Market Value of the number of whole shares of Stock withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to Optionee equal to the difference as soon as administratively practicable. In the event the withholding requirements are not satisfied through the withholding of shares of Stock, no shares of Stock will be issued to Optionee unless and until satisfactory arrangements (as determined by the Committee) have been made by Optionee with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to the Option. By accepting the grant of the Option, Optionee expressly consents to the withholding of shares of Stock as provided for hereunder. All other Tax-Related Items related to the Option and any shares of Stock acquired pursuant to the exercise of the Option is Optionee’s sole responsibility.

5. Delivery and Other Laws. The Company shall deliver appropriate and proper evidence of ownership of any shares of Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law, rule or regulation, and such delivery shall discharge the Company of all of its duties and responsibilities with respect to this Option.

6. Non-Transferable. The Option may not be assigned, transferred, pledged or hypothecated in any manner other than (a) by will or the laws of descent or distribution or (b) to a “family member” as provided in Section 14.2 of the Plan. The person or persons, if any, to whom this Option is transferred shall be treated after Optionee’s death the same as Optionee under these Terms and Conditions.

7. No Right to Continue Employment or Service. Neither the Plan, this Option, nor any related material shall give Optionee the right to continue in employment by or perform services to the Company or any Affiliate or shall adversely affect the right of the Company or any Affiliate to terminate Optionee’s employment or service relationship with the Company or any Affiliate with or without Cause at any time.

8. Shareholder Status. Optionee shall have no rights as a shareholder of the Company with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such shares of Stock except as expressly set forth in the Plan.

9. Venue. For purposes of litigating any dispute that arises under this Option or these Terms and Conditions, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee, agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee.

10. Binding Effect. These Terms and Conditions shall be binding upon the Company and Optionee and their respective heirs, executors, administrators and successors.

11. Headings and Sections. The headings contained in these Terms and Conditions are for reference purposes only and shall not affect in any way the meaning or interpretation of these Terms and Conditions. All references to sections in these Terms and Conditions shall be to sections of these Terms and Conditions unless otherwise expressly stated as part of such reference.

12. Nature of the Grant. In accepting this Option grant, Optionee acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in its sole discretion at any time, unless otherwise provided in the Plan or these Terms and Conditions;

(b)	except as otherwise provided in the Employment Agreement, the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;

(c)	all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d)	Optionee is voluntarily participating in the Plan;

(e)	the Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company;

(f)	in the event that Optionee is not an employee of the Company, the Option will not be interpreted to form an employment contract or relationship with the Company;

(g)	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty and if Optionee vests in the Option grant, exercises this Option in accordance with the terms of these Terms and Conditions and is issued shares of Stock, the value of those shares may increase or decrease;

(h)	Neither the Company, nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the local currency of Optionee’s country of residence and the U.S. dollar that may affect the value of the Option or of any amounts due to Optionee pursuant to the settlement of the Option or the subsequent sale of any shares of Stock acquired upon settlement of the Option;

(i)	in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or shares of Stock acquired upon exercise of this Option resulting from termination of Optionee’s employment or service by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of these Terms and Conditions, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(j)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s purchase or sale of the underlying shares of Stock; and

(k)	Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or this Option.

13. Non-Negotiable Terms. The provisions of these Terms and Conditions are not negotiable, but Optionee may refuse to accept this Option by notifying immediately in writing the Company’s Senior Vice President and General Counsel or the Company’s Senior Vice President, Human Resources.

14. Data Privacy Consent. Pursuant to applicable personal data protection laws, the Company hereby notifies Optionee of the following in relation to Optionee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of the Option and Optionee’s participation in the Plan. The collection, processing and transfer of Optionee’s personal data is necessary for the Company’s administration of the Plan and Optionee’s participation in the Plan. Optionee’s denial and/or objection to the collection, processing and transfer of personal data may affect Optionee’s participation in the Plan. As such, Optionee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about Optionee, including Optionee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Optionee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Optionee’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Optionee’s participation in the Plan.

The Company will transfer Data as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Optionee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Optionee’s behalf to a broker or other third party with whom Optionee may elect to deposit any shares of Stock acquired pursuant to the Plan.

Optionee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Optionee’s participation in the Plan. Optionee may seek to exercise these rights by contacting Optionee’s local HR manager or the Company’s Human Resources Department.

15. Private Placement. If Optionee is resident and/or employed outside of the United States, the grant of the Option is not intended to be a public offering of securities in Optionee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Option is not subject to the supervision of the local securities authorities. No employee of the Company is permitted to advise Optionee on whether Optionee should purchase shares of Stock under the Plan. Investment in shares of Stock involves a degree of risk. Before deciding to purchase shares of Stock pursuant to the Option, Optionee should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan and should carefully review all of the materials related to the Option and the Plan. In addition, Optionee should consult with his or her personal investment advisor for professional investment advice.

16. Insider Trading/Market Abuse Laws. Optionee’s country of residence may have insider trading and/or market abuse laws that may affect the Optionee’s ability to acquire or sell shares of Stock under the Plan during such times Optionee is considered to have “inside information” (as defined in the laws in Optionee’s country of residence). These laws may be the same or different from any Company insider trading policy. Optionee acknowledges that it is Optionee’s responsibility to be informed of and compliant with such regulations, and Optionee is advised to consult with Optionee’s personal advisors for additional information.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted to Optionee under the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. English Language. If Optionee is resident and/or employed outside of the United States, Optionee acknowledges and agrees that it is Optionee’s express intent that these Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If Optionee has received these Terms and Conditions, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

19. Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Option shall be subject to any special terms and conditions for Optionee’s country of residence (and country of employment, if different), as are set forth in the applicable Addendum to these Terms and Conditions. Further, if Optionee transfers residence and/or employment to another country reflected in an Addendum to these Terms and Conditions, the special terms and conditions for such country will apply to Optionee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Optionee’s transfer). Any applicable Addendum shall constitute part of these Terms and Conditions.

20. Additional Requirements. The Company reserves the right to impose other requirements on the Option, any payment made pursuant to the Option, and Optionee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

21. Miscellaneous. The Company agrees that Section 12.3 of the Plan shall not apply to Optionee and instead the treatment of the Option award shall be governed by Exhibit H to the Employment Agreement. The Company acknowledges that the Options will be exempt from Code Section 409A of the U.S. Internal Revenue Service under Treas. Reg. §1.409A-1(b)(5).

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WRIGHT MEDICAL GROUP N.V. AMENDED AND RESTATED

2010 INCENTIVE PLAN

ADDENDUM TO

THE TERMS AND CONDITIONS

In addition to the provisions of the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), and the Option Certificate (the “Option Certificate”), the Option is subject to the following additional terms and conditions as set forth in this addendum to the Terms and Conditions to the extent Optionee resides and/or is employed in one of the countries addressed herein (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Certificate. To the extent Optionee transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to Optionee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Optionee’s transfer).

AUSTRALIA

1. Option Conditioned on Satisfaction of Regulatory Obligations. If Optionee is (a) a director of an Affiliate incorporated in Australia, or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of the Australia, the grant of the Option is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

BELGIUM

Name:	Number of Shares:

Grant Date:	Exercise Price:

1. Acceptance of Option. In order for the Option to be subject to taxation at the time of grant, Optionee must affirmatively accept the in writing within 60 days of the Grant Date specified above by signing below and returning this original executed Addendum to:

James A. Lightman, Senior Vice President and General Counsel

Wright Medical Group N.V.

1023 Cherry Road

Memphis, TN 38117

E-mail: James.Lightman@wmt.com

Optionee hereby accepts the Option granted by the Company on the Grant Date. Optionee acknowledges that he or she has been encouraged to discuss the acceptance of the Option and the applicable tax treatment with a financial and/or tax advisor, and that Optionee’s decision to accept the Option is made in full knowledge.

Optionee Signature:

Optionee Printed Name:

Date of Acceptance:

If Optionee fails to affirmatively accept the Option in writing within 60 days of the Grant Date, the Option will not be subject to taxation at the time of grant but instead will be subject to taxation on the date Optionee exercises the Option (or such other treatment as may apply under Belgian tax law at the time of exercise).

2. Payment of Exercise Price Limited to Cash Payment. Notwithstanding anything to the contrary in the Terms and Conditions or the Plan, Optionee shall be permitted to pay the Exercise Price only by means of a cash payment (and the net exercise method shall not be permitted).

3. Undertaking for Qualifying Option. If Optionee is accepting the Option in writing within 60 days of the Grant Date and wishes to have the Option subject to a lower valuation for Belgium tax purposes pursuant to the article 43, §6 of the Belgian law of 26 March 1999, Optionee may agree and undertake to (a) not exercise the Option before the end of the third calendar year following the calendar year in which the Grant Date falls, and (b) not transfer the Option under any circumstances (except upon on rights Optionee’s heir might have in the Option upon Optionee’s death). If Optionee wishes to make this undertaking, Optionee must sign below and return this executed Addendum to the address listed above.

Optionee Signature:

Optionee Printed Name:

BRAZIL

1. Commercial Relationship. Optionee expressly recognizes that Optionee’s participation in the Plan and the Company’s grant of the Option does not constitute an employment relationship between Optionee and the Company. Optionee has been granted the Option as a consequence of the commercial relationship between the Company and the local Affiliate in Brazil that employs the Optionee, and the local Affiliate in Brazil is Optionee’s sole employer. Based on the foregoing, (a) Optionee expressly recognizes the Plan and the benefits Optionee may derive from participation in the Plan do not establish any rights between Optionee and the local Affiliate in Brazil, (b) the Plan and the benefits Optionee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the local Affiliate in Brazil, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of Optionee’s employment with the local Affiliate in Brazil.

2. Extraordinary Item of Compensation. Optionee expressly recognizes and acknowledges that Optionee’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as Optionee’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Option Certificate, and this Addendum. As such, Optionee acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue Optionee’s participation in the Plan at any time and without any liability. The value of the Option is an extraordinary item of compensation outside the scope of Optionee’s employment contract, if any. The Option is not part of Optionee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the local Affiliate in Brazil.

BY SIGNING BELOW, OPTIONEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

CANADA

1. No Exercise by Using Previously Owned Shares. Notwithstanding any provision in the Terms and Conditions or the Plan to the contrary, if Optionee is resident in Canada, Optionee may not pay the Exercise Price by tendering shares of Stock already owned by Optionee.

FRANCE

1. English Language. Optionee acknowledges and agrees that it is Optionee’s express intent that the Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If Optionee has received the Terms and Conditions, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Le Bénéficiaire reconnaît et accepte que c’est son intention expresse que les Termes et Conditions, le Plan et tous autres documents exécutés, avis donnés et procédures judiciaires intentées dans le cadre de à l’Option soient rédigés en anglais. Si le Bénéficiaire a reçu les Termes et Conditions, le Plan ou tous autres documents relatifs à l’Option dans une autre langue que l’anglais et si le sens de la version traduite est différent de la version anglaise, la version anglaise prévaudra.

BY SIGNING BELOW, OPTIONEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

HONG KONG

1. IMPORTANT NOTICE. WARNING: The contents of the Option Certificate, the Addendum, the Plan, and all other materials pertaining to the Option and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. Optionee is hereby advised to exercise caution in relation to the offer thereunder. If Optionee has any doubts about any of the contents of the aforesaid materials, Optionee should obtain independent professional advice.

2. Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational

Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Option shall be null and void.

3. Wages. The Option and the shares of Stock subject to the Option do not form part of Optionee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

ITALY

1. Mandatory Cashless Exercise. Notwithstanding anything in Section 3(a) of the Terms and Conditions to the contrary, Optionee may exercise the Option only by means of a cashless “sell-all” exercise unless the amendments to the Italian Financial Services Act, which became effective 13 November 2012, permit the acquisition of shares of Stock pursuant to the exercise of the Option without the involvement of an authorized financial intermediary in Italy (in which case, the Optionee may utilize any method of exercise permitted under the Terms and Conditions). Under a cashless “sell all” exercise, all of the shares of Stock issuable upon exercise of the Option will be sold and the sales proceeds (net from the payment of the Exercise Price and any taxes and social insurance contributions that are required to be withheld pursuant to Section 4 of the Terms and Conditions) will be paid to Optionee in cash.

NETHERLANDS

1. Waiver of Termination Rights. As a condition to the grant of the Option, Optionee hereby waives any and all rights to compensation or damages as a result of the termination of Optionee’s employment with the Company or any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) Optionee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SINGAPORE

1. Securities Law Information. The grant of the Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “Act”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. The Optionee should note that, as a result, the Option is subject to section 257 of the SFA and accordingly, the Plan, the Option Certificate, this Addendum and any other document or material in connection with the grant of the Option and the acquisition of shares of Stock pursuant to the Option may not be circulated or distributed, nor may the Option be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to a qualifying person under Section 273(1)(f) of the Act or (b) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

UNITED KINGDOM

1. Income Tax and Social Insurance Contribution Withholding. The following provisions shall replace Section 4 of the Terms and Conditions:

(a) Regardless of any action the Company takes with respect to any or all income tax and primary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting or exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, and the exercise of the Option; and (ii) does not commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

(b) As a condition of settling the Option following the date of exercise, the Company shall be entitled to withhold and Optionee agrees to pay, or make adequate arrangements satisfactory to the Company to satisfy, all obligations of the Company to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Optionee authorizes the Company to withhold all applicable Tax-Related Items legally payable by Optionee from any wages or other cash compensation paid to Optionee by the Company. Alternatively, or in addition, if permissible under local law, Optionee authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Optionee by one or a combination of the following: (i) withholding otherwise deliverable shares of Stock; (ii) arranging for the sale of shares of Stock otherwise deliverable to Optionee (on Optionee’s behalf and at Optionee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of any shares of Stock acquired upon the exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of whole shares of Stock as described herein, Optionee shall be deemed to have been issued the full number of whole shares of Stock issued in exercise of the Option, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Optionee has relocated to a country other than the United Kingdom, Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country, including the United Kingdom. Optionee also agrees that the Company may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Optionee may have to recover any overpayment from the relevant tax authorities.

(c) Optionee shall pay to the Company any amount of Tax-Related Items that the Company may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the UK tax year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Optionee agrees that the amount of any uncollected Tax-Related Items shall (assuming Optionee are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Optionee to the Company, effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver any shares of Stock otherwise payable in exercise of the Option.

2. Exclusion of Claim. Optionee acknowledges and agrees that Optionee will have no entitlement to compensation or damages in consequence of the termination of Optionee’s employment with the Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from Optionee’s ceasing to have rights under or to be entitled to exercise the Option as a result of such termination, or from the loss or diminution in value of the Option. Upon the grant of the Option, Optionee shall be deemed to have irrevocably waived any such entitlement.

*        *        *         *        *

WRIGHT MEDICAL GROUP N.V.

By:
Name:
Title:

*        *        *         *        *

Optionee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions hereof and thereof. Optionee has reviewed this Option Certificate and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Option Certificate and the Plan. Optionee also acknowledges receipt of the U.S. prospectus for the Plan.

Dated:	Signed:

Name:

Address:

EXHIBIT D

RSU AGREEMENT

[See attachment]

PALMISANO RSU AWARD GRANT

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED 2010 INCENTIVE PLAN

STOCK GRANT CERTIFICATE

(IN THE FORM OF A RESTRICTED STOCK UNIT)

Wright Medical Group N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), in accordance with the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), hereby grants to the individual named below, who shall be referred to as “Grantee”, a stock grant in the form of a restricted stock unit (the “Stock Grant”) for the number of shares of Stock as indicated below, which Stock Grant and the issuance of such underlying shares of Stock shall be subject to all of the terms and conditions of this Stock Grant Certificate, which include the Terms and Conditions (the “Terms and Conditions”) and any addendum established pursuant to Section 19 of the Terms and Conditions (the “Addendum”), as well as the terms and conditions of the Plan. This grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date”.

Grant Number:	[ ]

Grantee:	[NAME]

Grant Date:	[DATE]

Total Number of Shares of Stock Subject to Stock Grant:	[ ] shares of Stock, subject to adjustment as provided in the Plan.

Vesting Schedule:	Except as otherwise provided in the Terms and Conditions, Grantee’s interest in the shares of Stock subject to this Stock Grant shall vest and be issued in four (4) as equal as possible installments on June 1st of each year following the Grant Date (each such date, a “Scheduled Vesting Date”).

TERMS AND CONDITIONS

1. Plan and Stock Grant Certificate. This Stock Grant is subject to these Terms and Conditions and the Plan and the Company hereby represents that this Stock grant is being made pursuant to and in conformity with the provisions of the Plan and is a valid and binding Stock grant in accordance with its terms. If a determination is made that any provisions of these Terms and Conditions is inconsistent with the Plan, these Terms and Conditions shall control. All of the capitalized terms used in these Terms and Conditions not otherwise defined herein shall have the same meaning as defined in the Plan. A copy of the Plan and the U.S. prospectus for the Plan have been delivered to Grantee together with the Stock Grant Certificate.

2. Shareholder Status. Grantee shall have no rights as a shareholder of the Company with respect to the shares of Stock subject to this Stock Grant until such shares have been issued pursuant to Section 3 of these Terms and Conditions. Notwithstanding the generality of the foregoing, Grantee shall not be entitled to vote any of the shares of Stock subject to this Stock Grant, or otherwise exercise any incidents of ownership with respect to such shares of Stock until such shares have been issued pursuant to Section 3 of these Terms and Conditions but shall be entitled to dividend equivalents with respect to dividends declared on Stock and such dividend equivalents shall vest and be delivered in the same manner as the shares of Stock subject to this Stock Grant.

3. Vesting and Conditions to Issuance of Shares of Stock; Forfeiture.

(a)	Vesting and Conditions to Issuance of Shares of Stock. Except as otherwise provided under these Terms and Conditions, Grantee’s interest in the shares of Stock subject to this Stock Grant shall vest and be issued immediately thereafter in such increments and at such times as indicated in the Vesting Schedule set forth in the Stock Grant Certificate and as provided in Section 12 of the Plan. In addition, this Stock Grant shall fully vest immediately prior to a Change in Control (as defined in the employment agreement between the Wright Medical Group, Inc. and Grantee, dated as of October 1, 2015 and as in effect on the Grant Date (the “Employment Agreement”)), but shares of Stock shall be issued, in compliance with Section 409A of the Internal Revenue Code, only upon the earliest dates otherwise permitted by this Agreement (i.e., pursuant to Section 5 following each of the 4 annual installment dates in the Vesting Schedule, Disability, Qualified Retirement, or Change in Control as defined in the Plan without regard to Section 4 of these Terms and Conditions).

(b)	Forfeiture of Rights to Receive Unissued Shares of Stock.

(1)	If Grantee’s continuous employment or service relationship (including service as an employee or as a consultant) with the Company terminates for any reason whatsoever before his or her interest in all of the shares of Stock subject to this Stock Grant have vested and become issuable under Section 3(a), then Grantee shall (except as provided in Section 12 of the Plan) forfeit his or her rights to receive all of the remaining shares of Stock subject to this Stock Grant that have not vested and been issued as of the date Grantee’s employment or service relationship with the Company so terminates; provided however, that upon Grantee’s death, the interest of Grantee in the shares of Stock subject to this Stock Grant shall vest immediately and in full; and provided, further, that upon a Life Event (as hereinafter defined) occurring, the interest of Grantee in the shares of Stock subject to this Stock Grant shall vest immediately as to a pro rata percentage of the non-vested shares of Stock subject to this Stock Grant and scheduled to vest on the next Scheduled Vesting Date, with such proration based on the number of days during which Grantee was continuously employed by the Company or provided services to the Company beginning on the Grant Date, or if a Scheduled Vesting Date has occurred, the most recent Scheduled Vesting Date, and ending on the next applicable Scheduled Vesting Date, multiplied by the number of shares of Stock subject to this Stock Grant which were scheduled to vest on the next applicable Scheduled Vesting Date. For purposes of these Terms and Conditions, a “Life Event” shall mean Grantee’s Disability or Qualified Retirement. For purposes of these Terms and Conditions, a “Qualified Retirement” shall occur upon Grantee’s voluntary termination of employment from the Company or any Affiliate (including with any employment with Wright Medical Group, Inc.) that employs Grantee, provided that on the date of the Grantee’s voluntary termination of employment, Grantee is sixty-five (65) years or older and Grantee has been continuously employed by the Company or any Affiliate (including Wright Medical Group, Inc. from the date on which Grantee became an employee thereof) that employs Grantee for five (5) or more years.

(2)

Notwithstanding Section 3(b)(1), if Grantee’s employment with the Company terminates before his or her interest in all of the shares of Stock subject to this Stock Grant have vested and become issuable under Section 3(a) but Grantee at such time then becomes an independent consultant to the Company, Grantee’s rights under these Terms and Conditions shall continue to vest in accordance with Section 3(a) so long as Grantee continues to provide services to the Company and such change in status does not constitute a “separation from service” under Section 409A of the Code.

(3)	Except in instances where Grantee becomes an independent consultant to the Company as provided in clause (2) above, Grantee’s employment termination date shall mean the last day that Grantee actively performs services in an employer-employee relationship for the Company, without regard to the reason for Grantee’s cessation of service and without regard to any advance notice period as may be otherwise provided under local law.

(c)	Affiliates. For purposes of these Terms and Conditions, any reference to the Company shall include any Affiliate that employs Grantee, and a transfer of Grantee’s employment or service relationship between the Company and any Affiliate of the Company or between any Affiliates of the Company shall not be treated as a termination of employment or service relationship under the Plan or these Terms and Conditions.

(d)

Effect of Actions Constituting Agreement Breach or Cause. If Grantee is determined by the Committee, acting reasonably, to have breached, in any material respect, the non-compete, non-solicitation of employees or confidentiality provisions of Exhibit F to the Employment Agreement during or within one (1) year after the termination of employment or other service with the Company, irrespective of whether such breach or action or the Committee’s determination occurs before or after termination of Grantee’s employment or other service with the Company and irrespective of whether or not Grantee was terminated as a result of such breach or his employment has been terminated for Cause (as defined in the Employment Agreement) or his employment could have been terminated for Cause, (i) all rights of Grantee under these Terms and Conditions shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the unvested portion of this Stock Grant and to purchase from Grantee any vested and delivered shares (including any dividend equivalents paid to Grantee). The total purchase price for the purchased shares shall be the lesser of 1) the Fair Market Value (as defined in the Plan) of each of the purchased shares on the date the Company’s delivery of its written notice to Grantee exercising its right of repurchase and 2) the Fair Market Value of each purchased share on the date that such shares vested to the Grantee without regard to any election by Grantee under Section 83(b) of the U.S. Internal Revenue Code. The total purchase price shall be delivered to the Grantee against delivery of the certificates evidencing the purchased shares no later than 30 days after the delivery of the election notice by the Company. This Section 3(d) shall not apply following a Change in Control (as defined in the Plan or the Employment Agreement).

(e)	Clawback Policy. This Stock Grant and the shares of Stock issuable pursuant to this Stock Grant are subject to forfeiture or clawback by the Company to the extent required by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, recoupment, clawback or similar policy of the Company required by such law, rules or regulations, as such laws, rules, regulations and policy may be in effect from time to time. By accepting the Stock Grant under this Stock Grant Certificate, Grantee agrees and consents to the Company’s application, implementation and enforcement of (a) any clawback / recoupment policy and (b) any provision of applicable law relating to the cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to Grantee) or applicable law without further consent or action being required by Grantee. For purposes of the foregoing, Grantee expressly and explicitly authorizes the Company to issue instructions, on Grantee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Grantee’s shares of Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company. To the extent that the terms of this Stock Grant Certificate and the clawback / recoupment policy implemented to comply with any law, rule or regulation regarding clawback or recoupment of compensation conflict, the terms of the clawback / recoupment policy shall prevail.

(f)	Sale of Business Unit. The Committee, in connection with the sale of any Affiliate, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Stock Grant or the rights under this Stock Grant will be adversely affected by such transaction:

(1)	Accelerate the time Grantee’s interest in the shares of Stock subject to this Stock Grant will vest and be issued under Section 3(a), provided that any acceleration of issuance will be handled in a manner which does not result in the Grantee incurring a tax under Section 409A of the Internal Revenue Code, or

(2)	Provide for vesting after such sale or other disposition.

(g)	EU Age Discrimination Rules. If Grantee is a local national of and is employed in a country that is a member of the European Union, the award of the Stock Grant and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

4. Change in Control. If there is a Change in Control of the Company (including a Change in Control as defined in the Employment Agreement except to the extent that use of this definition would result in the Grantee incurring a tax under Section 409A of the Internal Revenue Code), this Stock Grant shall be subject to the provisions of Section 12 of the Plan with respect to such Change in Control.

5. Issuance of Shares of Stock; Book-Entry or Stock Certificates.

(a)	Share Settlement. As soon as practicable, but not more than 30 days, after each date as of which shares of Stock subject to this Stock Grant become vested and issuable pursuant to Section 3, the Company shall direct its transfer agent to issue such number of shares of Stock in the name of Grantee or a nominee in book entry; provided, however, that if the Grantee is a “specified employee,” as described in Section 409A of the Code and determined by the Company, on the date of his Qualified Retirement then issuance of the shares of Stock subject to this Stock Grant that become vested and issuable pursuant to Section 3 due to the Grantee’s Qualified Retirement will be made within 30 days after the six-month anniversary of the Grantee’s termination of employment.

(b)

Cash Settlement. Notwithstanding anything in these Terms and Conditions to the contrary, the Company may, in its sole discretion, settle all or a portion of this Stock Grant in the form of a cash payment to the extent settlement in shares of Stock is prohibited under local law, would require Grantee and/or the Company to obtain the approval of any governmental and/or regulatory body in Grantee’s country of residence (and country of employment, if different) or is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle all or a portion of this Stock Grant in the form of shares of Stock but require an immediate sale of such shares of Stock (in which case, these Terms and

Conditions shall give the Company the authority to issue sales instructions on Grantee’s behalf). In all events such settlements shall be made or paid in the time period set forth in Section 5(a) for Shares.

(c)	Repatriation; Compliance with Laws. As a condition of the award of this Stock Grant, Grantee agrees to repatriate all payments attributable to the Stock Grant in accordance with local foreign exchange rules and regulations in Grantee’s country of residence (and country of employment, if different). In addition, Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Grantee’s country of residence (and country of employment, if different). Finally, Grantee agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in Grantee’s country of residence (and country of employment, if different).

6. Non-Transferable. The Stock Grant may not be assigned, transferred, pledged or hypothecated in any manner other than by will or the laws of descent or distribution.

7. Other Laws. The Company shall have the right to refuse to issue to Grantee or transfer shares of Stock subject to this Stock Grant if the Company, acting in its reasonable discretion, determines that the issuance or transfer of such shares of Stock would constitute a violation by Grantee or the Company of any applicable law or regulation.

8. Income Tax and Social Insurance Contributions Withholding.

(a)

Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding other than a violation of these Terms and Conditions by the Company or an Affiliate (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by Grantee is and remains Grantee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Grant, including the award of the Stock Grant, the vesting of the Stock Grant, and the settlement of the Stock Grant; and (ii) does not commit to structure the terms of the Stock Grant or any aspect of the Stock Grant to reduce or eliminate Grantee’s liability for Tax-Related Items. If Grantee becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b)	Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

(1)	In this regard, by accepting this Stock Grant, Grantee hereby elects, effective on the date Grantee accepts this Stock Grant, to sell shares of Stock issued in respect of this Stock Grant in an amount determined in accordance with this Section and to allow the Agent (as defined below) to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit Grantee to satisfy all Tax-Related Items to the extent the Tax Related Items are not otherwise satisfied pursuant to Section 8(b)(2), and in furtherance of the foregoing, hereby irrevocably appoints Bank of America Merrill Lynch or any stock plan service provider or brokerage firm designated by the Company for such purpose (the “Agent”) as Grantee’s Agent, and authorizes the Agent, to:

(A)	Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as practicable on or after the date on which the shares of Stock are delivered to Grantee pursuant to Section 5(a) in connection with the vesting of this Stock Grant, the minimum number of shares of Stock (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items that is not otherwise satisfied pursuant to Section 8(b)(2) and all applicable fees and commissions due to, or required to be collected by, the Agent;

(B)	Remit directly to the Company or any Affiliate the cash amount necessary to cover the Tax-Related Items;

(C)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (A) above; and

(D)	Remit any remaining funds to Grantee.

(2)	Alternatively, if any Tax Related Items remain due after the application of clause (1) above, Grantee authorizes the Company, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding whole shares of Stock from the shares of Stock issued or otherwise issuable to Grantee in connection with this Stock Grant at Fair Market Value equal to the amount of the Tax-Related Items and if any deficit remains that is attributable to the fact that only whole shares are withheld, requiring Grantee to pay the deficit to the Company or withholding the amount from other current cash compensation due to Grantee; provided, however, that the number of such shares of Stock and cash so withheld and paid shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(3)	If the Company over-withholds, Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Grantee will be deemed to have been issued the full number of shares of Stock subject to the vested Stock Grant notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan. The Company may refuse to issue or deliver shares of Stock to Grantee if Grantee fails to comply with its obligations in connection with the Tax-Related Items.

(c)	Grantee acknowledges that the authorization and instruction to the Agent set forth in Section 8(b)(1)(A) above to sell shares of Stock to cover the Tax-Related Items is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (regarding trading of the Company’s securities on the basis of material nonpublic information) (a “10b5-1 Plan”). This 10b5-1 Plan is being adopted to permit Grantee to sell a number of shares of Stock issued upon settlement of vested Stock Grant sufficient to pay the Tax-Related Items. Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to this Section to satisfy Grantee’s obligations hereunder.

Grantee acknowledges that the Agent is under no obligation to arrange for the sale of shares of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Grantee’s account. Grantee further acknowledges that Grantee will be responsible for all brokerage fees and other costs of sale, and Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. Grantee acknowledges that it may not be possible to sell shares of Stock during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to Grantee or to the broker, (b) a market disruption, (c) rules governing order execution priority on the NASDAQ or other exchange where the shares of Stock may be traded, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. In the event of the Agent’s inability to sell shares of Stock, Grantee, will continue to be responsible for the Tax-Related Items.

Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. Grantee acknowledges that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans. The Agent is a third party beneficiary of Section 8(b)(1)(A) and this 10b5-1 Plan.

Grantee’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which all Tax-Related Items arising from the vesting of this Stock Grant and the related issuance of shares of Stock have been satisfied.

(d) The Company agrees that Section 12.3 of the Plan shall not apply to Grantee and instead the treatment of the Shares subject to the Stock Grant hereunder shall be governed by Exhibit H to the Employment Agreement.

9. Data Privacy Consent. Pursuant to applicable personal data protection laws, the Company hereby notifies Grantee of the following in relation to Grantee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s award of the Stock Grant and Grantee’s participation in the Plan. The collection, processing and transfer of Grantee’s personal data is necessary for the

Company’s administration of the Plan and Grantee’s participation in the Plan. Grantee’s denial and/or objection to the collection, processing and transfer of personal data may affect Grantee’s participation in the Plan. As such, Grantee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about Grantee, including Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Grantee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Grantee’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Grantee’s participation in the Plan.

The Company will transfer Data as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Grantee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of Stock acquired pursuant to the Plan.

Grantee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Grantee’s participation in the Plan. Grantee may seek to exercise these rights by contacting Grantee’s local HR manager or the Company’s Human Resources Department.

10. No Right to Continue Employment or Service. None of the Plan, this Stock Grant Certificate, or any related material shall give Grantee the right to remain employed by the Company or any Affiliate or to continue in the service of the Company or any Affiliate in any other capacity.

11. Venue. For purposes of litigating any dispute that arises under this Stock Grant or these Terms and Conditions, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee, agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee.

12. Binding Effect. This Stock Grant Certificate shall be binding upon the Company and Grantee and their respective heirs, executors, administrators and successors.

13. Headings and Sections. The headings contained in these Terms and Conditions are for reference purposes only and shall not affect in any way the meaning or interpretation of these Terms and Conditions. All references to sections herein shall be to sections of these Terms and Conditions unless otherwise expressly stated as part of such reference.

14. Nature of the Grant. In accepting this Stock Grant, Grantee acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in its sole discretion at any time, unless otherwise provided in the Plan or these Terms and Conditions;

(b)	except as otherwise provided in the Employment Agreement, the award of the Stock Grant is voluntary and occasional and does not create any contractual or other right to receive a future Stock Grant, or benefits in lieu of a Stock Grant, even if the Stock Grant has been granted repeatedly in the past;

(c)	all decisions with respect to future Stock Grants, if any, will be at the sole discretion of the Company;

(d)	Grantee is voluntarily participating in the Plan;

(e)	the Stock Grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of Grantee’s employment contract, if any;

(f)	the Stock Grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company;

(g)	in the event that Grantee is not an employee of the Company, the Stock Grant will not be interpreted to form an employment contract or relationship with the Company;

(h)	the future value of the underlying shares of Stock subject to this Stock Grant is unknown and cannot be predicted with certainty and if Grantee vests in the Stock Grant and is issued the shares of Stock, the value of those shares may increase or decrease;

(i)	neither the Company, nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the local currency of Grantee’s country of residence and the U.S. dollar that may affect the value of the Stock Grant or of any amounts due to Grantee pursuant to the settlement of the Stock Grant or the subsequent sale of any shares of Stock acquired upon settlement of the Stock Grant;

(j)	in consideration of the award of the Stock Grant, no claim or entitlement to compensation or damages shall arise from termination of the Stock Grant or diminution in value of the Stock Grant or shares of Stock acquired upon vesting of the Stock Grant resulting from termination of Grantee’s employment or service by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Stock Grant Certificate, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k)

in the event of termination of Grantee’s employment or service (whether or not in breach of local labor laws), Grantee’s right to receive the Stock Grant and vest in the Stock Grant under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed or providing service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of Grantee’s employment or service (whether or not in breach of local labor laws), Grantee’s right to vest in the Stock Grant after such termination, if any, will be measured by the date of termination of Grantee’s active employment or service and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Grantee is no longer actively employed or providing service for purposes of his or her Stock Grant;

(l)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying shares of Stock; and

(m)	Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Stock Grant.

15. Private Placement. If Grantee is resident and/or employed outside of the United States, the award of the Stock Grant is not intended to be a public offering of securities in Grantee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Stock Grant is not subject to the supervision of the local securities authorities.

16. Insider Trading/Market Abuse Laws. Grantee’s country of residence may have insider trading and/or market abuse laws that may affect the Grantee’s ability to acquire or sell shares of Stock under the Plan during such times Grantee is considered to have “inside information” (as defined in the laws in Grantee’s country of residence). These laws may be the same or different from any Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to be informed of and compliant with such regulations, and Grantee is advised to consult with Grantee’s personal advisors for additional information.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Grant to Grantee under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. English Language. If Grantee is resident and/or employed outside of the United States, Grantee acknowledges and agrees that it is Grantee’s express intent that this Stock Grant Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Grant, be drawn up in English. If Grantee has received this Stock Grant Certificate, the Plan or any other documents related to the Stock Grant translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

19. Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Stock Grant shall be subject to any special terms and conditions for Grantee’s country of residence (and country of employment, if different), as are forth in the applicable Addendum to these Terms and Conditions. Further, if Grantee transfers residence and/or employment to another country reflected in an Addendum to these Terms and Conditions, the special terms and conditions for such country will apply to Grantee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Stock Grant and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Grantee’s transfer). Any applicable Addendum shall constitute part of the Terms and Conditions.

20. Additional Requirements. The Company reserves the right to impose other requirements on the Stock Grant, any payment made pursuant to the Stock Grant, and Grantee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Stock Grant and the Plan. Such requirements may include (but are not limited to) requiring Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

21. Section 409A. This Stock Grant is intended to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), shall be construed and administered consistent with such intention. A termination of employment under this Stock Grant shall not be deemed to have occurred unless such termination constitutes a “separation from service” under Section 409A of the Code and, in such case, references to a termination of employment shall mean “separation from service.” A Disability under Section 3(b)(1) must constitute a “disability” under Section 409A of the Code. To the extent this Stock Grant constitutes a deferral of compensation subject to Section 409A of the Code and if there is a change in the time of payment upon a Change in Control, then, solely for purposes of applying such change in the time of payment, a Change in Control shall be deemed to have occurred only if the event would also constitute a change in ownership or effective control of, or a change in ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

[Remainder of page intentionally left blank]

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED 2010 INCENTIVE PLAN

ADDENDUM TO

THE TERMS AND CONDITIONS

In addition to the provisions of the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), and the Stock Grant Certificate (the “Stock Grant Certificate”), the Stock Grant is subject to the following additional terms and conditions as set forth in this addendum to the Terms and Conditions to the extent Grantee resides and/or is employed in one of the countries addressed herein (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Stock Grant Certificate. To the extent Grantee transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to Grantee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Stock Grant and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Grantee’s transfer).

AUSTRALIA

1. Stock Grant Conditioned on Satisfaction of Regulatory Obligations. If Grantee is (a) a director of an Affiliate incorporated in Australia, or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of Australia, the award of the Stock Grant is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

BRAZIL

1. Commercial Relationship. Grantee expressly recognizes that Grantee’s participation in the Plan and the Company’s grant of the Stock Grant does not constitute an employment relationship between Grantee and the Company. Grantee has been granted the Stock Grant as a consequence of the commercial relationship between the Company and the local Affiliate in Brazil that employs Grantee, and the local Affiliate in Brazil is Grantee’s sole employer. Based on the foregoing, (a) Grantee expressly recognizes the Plan and the benefits Grantee may derive from participation in the Plan do not establish any rights between Grantee and the local Affiliate in Brazil, (b) the Plan and the benefits Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the local Affiliate in Brazil, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of Grantee’s employment with the local Affiliate in Brazil.

2. Extraordinary Item of Compensation. Grantee expressly recognizes and acknowledges that Grantee’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as Grantee’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Stock Grant Certificate, and this Addendum. As such, Grantee acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue Grantee’s participation in the Plan at any time and without any liability. The value of the Stock Grant is an extraordinary item of compensation outside the scope of Grantee’s employment contract, if any. The Stock Grant is not part of Grantee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the local Affiliate in Brazil.

BY SIGNING BELOW, GRANTEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

CANADA

1. Settlement in Shares of Stock. Notwithstanding anything to the contrary in the Terms and Conditions or the Plan, the Stock Grant shall be settled only in shares of Stock (and may not be settled via a cash payment).

FRANCE

1. English Language. Grantee acknowledges and agrees that it is Grantee’s express intent that the Terms and Conditions, the Stock Grant Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Grant, be drawn up in English. If Grantee has received the Terms and Conditions, the Stock Grant Certificate, the Plan or any other documents related to the Stock Grant translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Le Bénéficiaire reconnaît et accepte que c’est son intention expresse que les Termes et Conditions, le Certificat d’Attribution d’Actions, le Plan et tous autres documents exécutés, avis donnés et procédures judiciaires intentées dans le cadre de l’Attribution d’Actions soient rédigés en anglais. Si le Bénéficiaire a reçu les Termes et Conditions, le Certificat d’Attribution d’Actions, le Plan ou tous autres documents relatifs à l’Attribution d’Actions dans une autre langue que l’anglais et si la signification de la version traduite est différente de la version anglaise, la version anglaise prévaudra.

BY SIGNING BELOW, GRANTEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE STOCK GRANT CERTIFICATE THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

HONG KONG

1. IMPORTANT NOTICE. WARNING: The contents of the Stock Grant Certificate, the Addendum, the Plan, and all other materials pertaining to the Stock Grant and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. Grantee is hereby advised to exercise caution in relation to the offer thereunder. If Grantee has any doubts about any of the contents of the aforesaid materials, Grantee should obtain independent professional advice.

2. Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Stock Grant shall be null and void.

3. Settlement in Shares of Stock. Notwithstanding anything to the contrary in the Terms and Conditions or the Plan, the Stock Grant shall be settled only in shares of Stock (and may not be settled via a cash payment).

4. Wages. The Stock Grant and the shares of Stock subject to the Stock Grant do not form part of Grantee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

NETHERLANDS

1. Waiver of Termination Rights. As a condition to the award of the Stock Grant, Grantee hereby waives any and all rights to compensation or damages as a result of the termination of Grantee’s employment with the Company or any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) Grantee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SINGAPORE

1. Securities Law Information. The award of the Stock Grant is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “Act”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. The Grantee should note that, as a result, the Stock Grant is subject to section 257 of the SFA and accordingly, the Plan, the Stock Grant Certificate, this Addendum and any other document or material in connection with the award of the Stock Grant and the acquisition of shares of Stock pursuant to the Stock Grant may not be circulated or distributed, nor may the Stock Grant be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to a qualifying person under Section 273(1)(f) of the Act or (b) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

UNITED KINGDOM

1. Income Tax and Social Insurance Contribution Withholding. The following provisions shall replace Section 8 of the Terms and Conditions:

(a) Regardless of any action the Company takes with respect to any or all income tax and primary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of the Stock Grant, or the release or assignment of the Stock Grant for consideration, or the receipt of any other benefit in connection with the Stock Grant (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by Grantee is and remains Grantee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Grant, including the award of the Stock Grant, the vesting of the Stock Grant, the settlement of the vested Stock Grant, the subsequent sale of any shares of Stock acquired pursuant to the Stock

Grant, and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the Stock Grant or any aspect of the Stock Grant to reduce or eliminate Grantee’s liability for Tax-Related Items. If Grantee becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b) As a condition of settling the Stock Grant following the date of vesting, the Company shall be entitled to withhold and Grantee agrees to pay, or make adequate arrangements satisfactory to the Company to satisfy, all obligations of the Company to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by Grantee from any salary/wages or other cash compensation paid to Grantee by the Company. Alternatively, or in addition, if permissible under local law, Grantee authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Grantee by one or a combination of the following: (i) withholding otherwise deliverable shares of Stock; (ii) arranging for the sale of shares of Stock otherwise deliverable to Grantee (on Grantee’s behalf and at Grantee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of any shares of Stock acquired upon the vesting of the Stock Grant. If the obligation for Tax-Related Items is satisfied by withholding a number of whole shares of Stock as described herein, Grantee shall be deemed to have been issued the full number of whole shares of Stock issued upon vesting of the Stock Grant, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Stock Grant.

(c) If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Grantee has relocated to a country other than the United Kingdom, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country, including the United Kingdom. Grantee also agrees that the Company may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Grantee may have to recover any overpayment from the relevant tax authorities.

(d) Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the UK tax year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Grantee agrees that the amount of any uncollected Tax-Related Items shall (assuming Grantee are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Grantee to the Company, effective on the Due Date. Grantee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver any shares of Stock acquired under the Plan.

2. Exclusion of Claim. Grantee acknowledges and agrees that Grantee will have no entitlement to compensation or damages in consequence of the termination of Grantee’s employment with the Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from Grantee’s ceasing to have rights under or to be entitled to vesting of the Stock Grant as a result of such termination, or from the loss or diminution in value of the Stock Grant. Upon the award of the Stock Grant, Grantee shall be deemed to have irrevocably waived any such entitlement.

*        *        *         *        *

WRIGHT MEDICAL GROUP N.V.

By:
Name:
Title:

*        *        *         *        *

Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Grant subject to all of the terms and provisions hereof and thereof. Grantee has reviewed this Stock Grant Certificate and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Stock Grant Certificate and the Plan. Grantee also acknowledges receipt of the U.S. prospectus for the Plan.

Dated:	Signed:

Name:

Address:

EXHIBIT E

INDEMNIFICATION AGREEMENT

[See attachment]

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) made and entered into as of October 1, 2015 (the “Effective Date”) by and between Wright Medical Group N.V., a public company with limited liability, organized and existing under the laws of the Netherlands (the “Company”), and Robert J. Palmisano (the “Indemnitee”).

WHEREAS, the Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors and officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors;

WHEREAS, directors and officers of public companies are subject to an increased risk of litigation and claims being asserted against them;

WHEREAS, the Company’s amended and restated articles of association (the “Articles of Association”) require the Company to indemnify its directors and officers against any and all liabilities and expenses, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Articles of Association expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between the Company and its directors and officers with respect to indemnification;

WHEREAS, Indemnitee is or has agreed to become or will continue to serve as a director or officer of the Company or an Affiliate of the Company;

WHEREAS, the Company desires (i) to provide Indemnitee with specific contractual assurance that the protection promised by such Articles of Association will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Articles of Association, change in the composition of the Company’s Board of Directors (“Board of Directors”), or any change in the ownership of the Company), (ii) to provide for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and (iii) to the extent insurance is available, to provide for continued coverage of Indemnitee under the Company’s directors and officers liability insurance policies; and

WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in accepting or continuing Indemnitee’s position as a director or officer of the Company or an Affiliate of the Company.

NOW, THEREFORE, in consideration of the Indemnitee’s agreement to serve or continue to serve as a director and/or officer of the Company or an Affiliate of the Company and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to the covenants set forth herein for the purpose of further securing to the Indemnitee the indemnification provided by the Articles of Association:

1.	Definitions.

(a)	“Articles of Association” shall have the meaning specified in the Recitals hereto.

(b)	“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

(c)	“Agreement” shall have the meaning specified in the introductory paragraph hereof.

(d)	“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets; provided, that the Company’s recently completed transaction with Wright Medical Group, Inc., pursuant to that certain Agreement and Plan of Merger dated October 27, 2014 shall not be a “Change of Control” pursuant to this Agreement.

(e)	“Claim” means any threatened, pending, or completed action, suit, or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other and whether formal or informal.

(f)	“Company” shall have the meaning specified in the introductory paragraph hereof.

(g)	“Expense Advance” shall have the meaning specified in Section 2(b).

(h)	“Expenses” include attorneys’ fees and all other costs, expenses and obligations (including, without limitation, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

(i)	“Indemnifiable Amounts” include any and all Expenses, damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) arising out of or resulting from any Claim relating to an Indemnifiable Event.

(j)	“Indemnifiable Event” means any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, or agent of the Company or an Affiliate of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, or by reason of anything done or not done by Indemnitee in any such capacity.

(k)	“Indemnitee” shall have the meaning specified in the introductory paragraph hereof.

(l)	“Independent Legal Counsel” means an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five (5) years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(m)	“Reviewing Party” means any appropriate person or body consisting of a member or members of the Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

(n)	“Voting Securities” are any securities of the Company that vote generally in the election or appointment of directors.

2.	Indemnification Arrangement; Advancement of Expenses.

(a)	In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable, but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Indemnifiable Amounts. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under the General Corporation Law of the State of Delaware (or under such other law as may be applicable pursuant to the second sentence of Section 19).

(b)	If requested by Indemnitee, the Company shall advance (within five (5) business days of such request) any and all Expenses incurred by Indemnitee (an “Expense Advance”). The Company shall, in accordance with such request (but without duplication), either (i) pay such Expenses on behalf of Indemnitee, or (ii) reimburse Indemnitee for such Expenses. Subject to the limitations contained in Sections 2(c) and 2(d), Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any prior determination by the Reviewing Party or any other person, that the Indemnitee has satisfied any applicable standard of conduct for indemnification. In making any request for an Expense Advance, Indemnitee shall submit to the Company a schedule setting forth in reasonable detail the dollar amount expended or incurred and expected to be expended or incurred. Each such listing shall be supported by the bill, agreement, or other documentation relating thereto, each of which shall be appended to the schedule as an exhibit.

(c)	Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification or an Expense Advance pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless (i) the Company has joined in or the Board of Directors has authorized or consented to the initiation of such Claim or (ii) the Claim is one to enforce Indemnitee’s rights under this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, (i) the indemnification obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(b) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Indemnitee shall be deemed to satisfy any requirement that Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification under applicable law); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel. If there has been no determination by the Reviewing Party within thirty (30) days after written demand is presented to the Company or if the Reviewing Party determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware in the United States having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3.	Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and any Expense Advance under this Agreement or any other agreement or the Articles of Association, now or later in effect, relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.	Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee, shall (within five (5) business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or the Articles of Association, now or later in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors and officers liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment, or insurance recovery, as the case may be.

5.	Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, and amounts paid in settlement of a Claim but not, however, for all of the total amount of the Claim, the Company shall nevertheless indemnify Indemnitee for the portion of the Claim to which Indemnitee is entitled. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter related to an Indemnifiable Event, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

6.	Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the Reviewing Party or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.

7.	Reliance. For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company in the course of their duties, or by committees of the Board of Directors, or by any other person (including legal counsel, accountants, consultants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any other director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

8.	No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Company (including, without limitation, the Board of Directors, any committee of the Board of Directors, legal counsel, or the stockholders) to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company (including, without limitation, the Board of Directors, any committee of the Board of Directors, legal counsel, or the stockholders) that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

9.	Nonexclusivity. The rights of the Indemnitee under this Agreement shall be in addition to any other rights that Indemnitee may have under the Company’s Articles of Association or under the General Corporation Law of the State of Delaware (or under such other law as may be applicable pursuant to the second sentence of Section 19). To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles of Association or this Agreement, it is the intent of the Company and Indemnitee that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

10.	Amendments; Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the Company and Indemnitee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall such waiver constitute a continuing waiver.

11.	Insurance and Subrogation.

(a)	To the extent the Company or an Affiliate of the Company maintains an insurance policy or policies providing directors and officers liability insurance, Indemnitee shall be covered by such policy or policies in accordance with its or their terms and to the maximum extent of the coverage available for any Company or Affiliate director or officer.

(b)

The Company represents that it presently has in force and effect directors and officers liability insurance on behalf of Indemnitee against certain customary liabilities which may be asserted against or incurred by Indemnitee. The Company hereby agrees that, so long as Indemnitee shall continue to serve as a director or officer, and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee served as an officer or director, the Company shall purchase and maintain in effect for the benefit of Indemnitee such insurance providing (a) coverage at least comparable to that presently provided or (b) if such coverage is hereafter changed to provide any enhanced rights or benefits, the same coverage provided to the most favorably insured of the Company’s directors or officers; provided, however, if, the then Board of Directors determines in good faith that, either (x) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (y) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance, then and in that event, the Company shall not be required to maintain such insurance; provided further, however, that if, after a Change in Control, the Board of Directors determines that the Company shall not be required to maintain such insurance, the Company shall be required to purchase a “tail” policy which (i) has an effective term of six (6) years from a

Change in Control, (ii) covers Indemnitee for actions and omissions occurring on or prior to the date of the Change in Control, (iii) contains terms and conditions that are, in the aggregate, no less favorable to Indemnitee than those of the Indemnitee immediately prior to the Change in Control. The Company shall promptly notify Indemnitee of any good faith determination to reduce or not provide such coverage.

(c)	In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Company effectively to bring suit to enforce such rights.

12.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Certificate of Incorporation, By-law or otherwise) of the amounts otherwise indemnifiable under this Agreement.

13.	Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense of such Claim, with counsel reasonably satisfactory to the Indemnitee; provided, however, that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

14.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or of any other enterprise at the Company’s request. The Company shall require and cause any successor to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

16.	Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or if, under applicable law exclusive jurisdiction over such matter is vested in the United States federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 17. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. certified mail, return receipt requested, to the respective addresses set forth in Section 17 shall be effective service of process for any suit or proceeding in connection with this Agreement.

17.	Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by telecopy, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified from time to time by such party by like notice):

If to the Company:

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Attn: Corporate Secretary

Facsimile: +31 (0)20 521 48 88

If to Indemnitee, to the address set forth below Indemnitee’s name on the signature page hereto.

18.	Supersedes Prior Agreement. This Agreement supersedes any prior indemnification agreement between Indemnitee and the Company or its predecessors; provided, however, that this Agreement does not supersede or modify any prior agreement between Indemnitee and Wright Medical Group, Inc.

19.	Governing Law. This Agreement shall be governed exclusively by and construed according to the substantive laws of the State of Delaware (USA) without regard to conflicts-of-laws principles that would require the application of any other law. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any other jurisdiction govern indemnification by the Company of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

20.	Specific Performance. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

21.	No Right to Continue Employment or Service. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment or to continue in the service of the Company or any Affiliate.

22.	Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

23.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties, whether written or oral, with respect to the subject matter hereof, except as provided in Section 18.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

WRIGHT MEDICAL GROUP N.V.

By:
Name:
Title:

INDEMNITEE:

By:
Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer

Address for Notices:

209 North Birch Road, Unit #1401 Fort Lauderdale, Florida 33304, U.S.A.

Facsimile:

EXHIBIT F

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT (this “Agreement”) is entered into as of October 1, 2015 by and between Wright Medical Group, Inc., a Delaware corporation (together with all its subsidiaries and affiliates owned or controlled, directly or indirectly, now or in the future, the “Company”), and Robert J. Palmisano (“Employee”).

I N T R O D U C T I O N:

A. The Company designs, manufactures and markets orthopaedic medical devices and biologics. The Company conducts business in a highly competitive market and has invested significant time and resources in developing its products, business, customer relationships, and employee relationships.

B. The Company must protect its confidential and proprietary information, and its relationships with customers, prospective customers, and other entities doing business with the Company, which the Company has developed on the Company’s behalf and at the Company’s expense, which constitute valuable assets of the Company and which the Company would not otherwise make accessible to Employee.

C. As a condition of Employee’s employment and access to confidential and proprietary Company information, and of Employee being permitted to develop knowledge regarding relationships with the Company’s customers and prospective customers, Employee and the Company agree to enter into and comply with this Agreement.

A G R E E M E N T:

In consideration of the Company’s offer of employment, compensation, benefits, and the mutual promises and covenants set forth in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree to be bound by and comply with this Agreement:

1. Confidentiality.

1.1 Except as required by, or in connection with the performance of, Employee’s duties to the Company, Employee shall not, at any time during employment by the Company or thereafter, directly or indirectly disclose, furnish, make use of, or make accessible to any person, firm, corporation, or other entity, any Confidential Information (as defined below) developed or obtained while Employee was in the employ of the Company. The restrictions contained in this Section 1 shall not apply to such Confidential Information, if any, which is in the public domain, so long as Employee was not responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company’s consent. Notwithstanding anything to the contrary contained herein, the provisions of this Section 1 shall not apply (i) when disclosure is required by law or by legal process issued by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Employee to disclose or make accessible any information; provided, however, that

Employee shall, to the extent permitted by law or such legal process, give immediate notice to the Company upon receipt of any legal process that may compel disclosure of Confidential Information and that Employee shall, to the extent permitted by law or such legal process, refrain from disclosure until the Company shall have reasonable opportunity to intervene or otherwise act to prevent compulsion of disclosure or to protect its Confidential Information, (ii) with respect to any litigation, arbitration or mediation involving the Employment Agreement between the Company and Employee (the “Employment Agreement”) or any other agreement between or among the parties hereto; provided, however, that Employee will reasonably agree to such orders or agreements that may be necessary to prevent public disclosure of Confidential Information, or (iii) in connection with any assistance provided by Employee pursuant to Section 19 of the Employment Agreement.

1.2 As used in this Agreement, “Confidential Information” means all information of the Company, whether or not developed by Employee, and all information of its customers and suppliers, including without limitation any formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. Confidential Information includes but is not limited to trade secrets, and it may relate to such matters as research and development, manufacturing processes, management systems and techniques, the identity and requirements of customers, the identity of suppliers, strategic or financial data or plans, and sales and marketing plans and information. Confidential Information does not lose its confidential status merely because it was known by a limited number of persons or entities or because it did not originate entirely with the Company.

1.3 Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, that the Company would not grant Employee access to such knowledge and information in the absence of this Agreement, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Employee shall refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company.

2. Noncompetition and Nonsolicitation Covenants.

2.1 Agreement Not to Compete. During the term of Employee’s employment with the Company and for a period of one year from and after the termination of Employee’s employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company (the “Restricted Period”), Employee shall not, for himself or herself or on behalf of or in conjunction with any third party, engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity that engages in a Competitive Business (as that term is defined in the Employment Agreement) anywhere in the World. Notwithstanding the foregoing, nothing in this Section 2.1 shall be deemed to preclude Employee from acquiring and holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or traded on the over-the-counter market.

2.2 Agreement Not to Solicit Employees. During the Restricted Period, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, aid, encourage, advise,

solicit, induce or attempt to induce any employee of the Company to leave his or her employment with the Company in order to accept employment with Employee or with any other person or entity with which Employee is or may become associated, affiliated or connected. Notwithstanding the foregoing, it shall not constitute a violation of this Section 2.2 for Employee to discuss employment opportunities with any employee of the Company or its Affiliates if Employee has first discussed with and received the written approval of the Company’s Vice President, Human Resources (or, if such position is vacant, the Company’s then Chief Executive Officer).

2.3 Agreement Not to Solicit Customers and Suppliers.

(a) During the Restricted Period, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other contractor of the Company, known by Employee to be such (or which Employee should have known to be such), (i) to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with the Company or (ii) to enter into or expand any actual or potential business relationship with any person or entity engaged in a Competing Business.

(b) For a period of two (2) years from and after the termination of Employee’s employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, solicit any person or entity, with respect to any product or service competitive with any products or services of the Company at the time of the termination of Employee’s employment with the Company, from whom Employee or any of Employee’s Subordinates, if any, to the knowledge of Employee (or of which Employee should reasonably have had knowledge), directly or indirectly solicited business or to whom Employee or any of Employee’s Subordinates, if any, submitted proposals to perform services on behalf of the Company at any time during the three (3) years preceding the termination of Employee’s employment. For purposes of this Section 2.3(b), “Subordinates” shall include any of the Company’s employees reporting directly or indirectly to Employee at any time during the three (3) years preceding the termination of Employee’s employment.

2.4 Judicial Modification. If the duration of, the scope of, or any business activity covered by any provision of this Section 2 is in excess of what a court of competent jurisdiction under this Agreement determines to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that such court determines to be valid and enforceable, and the Company and Employee consent to the judicial modification of the scope and duration of the restrictions in this Section 2 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. Employee hereby acknowledges that this Section 2 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

3. Patents, Copyrights and Related Matters.

3.1 Inventions. As used in this Agreement, the term “Invention” means discoveries, inventions, innovations, materials, suggestions, mask works, works of authorship, know-how and ideas (whether or not shown or described in writing or reduced to practice), conceived, reduced to practice, authored, or developed by Employee or jointly with others, whether or not patentable, copyrightable or registerable. “Company Inventions” means any Inventions which (a) relate directly to the business of the

Company; (b) relate to the Company’s actual or demonstrably anticipated research or development; (c) result from any work performed by Employee for the Company, for which equipment, supplies, facility or Confidential Information is used; or (d) is developed on any Company time.

3.2 Disclosure of Prior Inventions. Employee has identified on Exhibit A to this Agreement all Inventions relating in any way to the Company’s business or relating to the Company’s actual or demonstrably anticipated research and development that were made by Employee prior to employment with the Company, and Employee represents that such list is complete. Employee represents that Employee has no rights in any such Inventions other than those specified in Exhibit A. If there is no such list on Exhibit A, Employee represents that Employee has made no such Inventions at the time of signing this Agreement.

3.3 Obligations Regarding Company Inventions. Employee understands that the Company is continually developing new products, processes, systems and devices of which Employee may have knowledge. Employee agrees that during Employment, to the extent Employee is involved with Company Inventions, Employee will (a) keep accurate, complete and timely records of all Company Inventions, which records shall be the Company’s property and be retained on the Company’s premises; (b) promptly and fully disclose and describe all Company Inventions in writing; (c) assign (and Employee does hereby assign) to the Company all of Employee’s rights to all Company Inventions, and to applications for letters patent, copyright registrations and/or mask work registrations in all countries and to letters patent, copyright registrations and/or mask work registrations granted upon such Company Inventions in all countries; and (d) acknowledge and deliver promptly to the Company (without charge to the Company but at the Company’s expense) such written instruments and to do such other acts as may be necessary in the opinion of the Company to preserve Company Inventions against forfeiture, abandonment, or loss, and to obtain, defend or maintain such letters patent, copyright registrations and/or mask work registrations, and to vest the entire right and title thereto in the Company. Notwithstanding anything to the contrary set forth herein, in some circumstances, the provisions of this Section 4 may not apply to inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on Employee’s own time, and (a) which do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, and (b) which do not result from any work performed by Employee for the Company.

3.4 Future Inventions. Employee recognizes that Company Inventions or Confidential Information relating to Employee’s activities while working for the Company and conceived or made by Employee, alone or with others, within one (1) year after termination of employment may have been conceived in significant part while employed by the Company. Accordingly, Employee agrees that such post-employment Inventions and proprietary information will be presumed to have been conceived during employment with the Company and are to be assigned and are hereby assigned to the Company unless and until Employee has established the contrary.

3.5 Appointment of Company as Agent/Attorney-in-Fact. In the event that the Company is unable for any reason to secure Employee’s signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Employee.

4. Return of Records and Property; Cooperation.

4.1 Upon termination of Employee’s employment, upon Employee’s resignation, or at any time immediately upon the Company’s request, Employee shall promptly deliver to the Company any and all loaners, tool kits, Company records and any and all Company property in Employee’s possession or under Employee’s control and all copies thereof (whether in hard copy or stored in electronic or magnetic media, whether furnished by the Company or compiled by Employee, and whether or not containing Confidential Information), including without limitation products, formulae, technology, processes, marketing plans, price lists, customer lists, prospect lists, manuals, books, blank forms, documents, correspondence, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables, calculations, and all other materials or information relating to the business of the Company, and keys, access cards, access codes or other access information, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

4.2 Upon termination of Employee’s employment or at any time as requested by the Company, Employee agrees to make available to any person designated by the Company all information that Employee has concerning work Employee performed for the Company and any pending, reasonably anticipated or past transactions that may affect operation of the Company.

5. No Conflicting Obligations. Employee represents and warrants to the Company that Employee is not contractually prohibited from executing and abiding by this Agreement, and that Employee’s employment with the Company, and the performance of any duties as an Employee of the Company, will not breach or conflict with any non-competition, confidentiality, or other obligations to another employer. Employee further represents and warrants that Employee has not brought and will not bring to his employment by the Company any confidential or proprietary information, including trade secrets, of prior employers and agrees not to make use of or disclose such confidential or proprietary information in carrying out Employee’s duties.

6. Remedies. Employee hereby acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any violation of the provisions of this Agreement by Employee would cause substantial and irreparable harm to the Company. Employee further acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Employee of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Employee agrees that in the event Employee is found to have breached (or threatened to breach) any provision of this Agreement, Employee will be liable to Employer for reasonable attorneys’ fees and costs which the Employer incurred in enforcing this Agreement.

7. Miscellaneous.

7.1 Governing Law. In order to provide Employee and Company with certainty and predictability, the Employee and Company agree that all matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule, whether of the State of Tennessee or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Tennessee.

7.2 Mandatory Jurisdiction and Venue. In order to facilitate efficient litigation and to provide Employee and Company with certainty and predictability, Employee and Company agree that the state courts of the State of Tennessee and/or the federal district courts, Western District of Tennessee, shall have exclusive jurisdiction for the purpose of interpreting, enforcing, and resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, and all other claims and disputes related to Employee’s employment with and/or separation from employment with the Company. Any action involving such claims or disputes shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state courts of the State of Tennessee and/or the federal district courts, Western District of Tennessee, and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in the state or federal courts located in Shelby County, Tennessee.

7.3 Entire Agreement. This Agreement, the Employment Agreement and the various agreements referenced in the Employment Agreement and the exhibits thereto contain the entire agreement of the parties relating to the subject matter addressed therein and supersede all prior agreements and understandings with respect to such subject matter, except as otherwise specifically provided to the contrary in the Employment Agreement, and the parties hereto have made no other agreements, representations or warranties relating to the subject matter of this Agreement.

7.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by an authorized officer of the Company and Employee.

7.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Failure of the Company to require strict compliance with this Agreement or to enforce or seek to enforce this Agreement in response to a breach by Employee does not constitute a waiver of the Company’s right subsequently to seek enforcement as to that breach or any other breach of this Agreement.

7.6 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement (i) to any entity affiliated with the Company, (ii) in connection with a merger or consolidation involving the Company, or (iii) to any corporation or other person or business entity to which all or substantially all of the assets or business of the Company may be sold or transferred, directly or indirectly. After any such assignment by the Company, the assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 7.

7.7 Counterparts. This Agreement may be executed in any number of counterparts, and such executed counterparts shall constitute one Agreement. This Agreement may be executed by signatures delivered by facsimile or in PDF or other electronic format, which shall be deemed to be an original.

7.8 Severability. Subject to Section 2.4, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

7.9 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

7.10 Tolling. Employee understands and agrees that in the event of any breach of his or her obligations under Section 2 of this Agreement, the period of restraint applicable to such obligations shall be automatically tolled for the amount of time the violation continues.

[Signature page follows]

By signing below, Employee acknowledges that he has read, understands, agrees to comply with, and agrees to be bound by the foregoing Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement.

IN WITNESS WHEREOF, Employee has signed this Agreement below and the Company has caused this Agreement to be signed below by its duly authorized representative.

EMPLOYEE:

Signature:

Name:

Date:

COMPANY:

WRIGHT MEDICAL GROUP, INC.

Signature:

Name:

Title:

Date:

Exhibit A

Prior Inventions

None.

EXHIBIT G

GENERAL RELEASE,

INCLUDING RELEASE OF POTENTIAL ADEA CLAIMS

In further consideration for the payment of severance payments and benefits provided under the Employment Agreement between (i) Robert J. Palmisano (the “Executive”) and (ii) Wright Medical Group, Inc. (the “Company”), the Executive, for himself and the Executive’s heirs, executors, administrators, and assigns, hereby unconditionally releases and forever discharges the Company and Wright Medical Group N.V. (the “Parent Corporation”), each of their respective stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under, or in concert with any of them (each, a “Released Party”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or relating to the Executive’s employment with the Company or the termination of such employment, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended from time to time, and other foreign, federal, state, or local laws prohibiting discrimination, any claims the Executive may have with regard to the Executive’s hiring, employment, and separation from employment, and any claims growing out of any legal restrictions on the Company’s right to terminate its employees (“Claim(s)”), which the Executive now has, owns or holds, or claims to have owned or held, or which the Executive at any time may have had or claimed to have had against the Parent Corporation and the Company.

More specifically, by signing this Release, the Executive agrees to release any actual and potential Claim that the Executive has or may potentially have, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as specifically provided to the contrary in this Release) against the Parent Corporation, the Company or any other Released Parties. The following listing of laws and types of Claims is not meant to, and shall not be interpreted to, exclude any particular law or type of Claim, law, regulation or legal principle not listed. The Executive understands that the Executive is releasing all the Executive’s Claims against the Parent Corporation and the Company and all Released Parties including, but not limited to any Claims for expense reimbursement or expenses, relocation assistance Claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; Claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and any Claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A.01, et seq., Minnesota Statutes § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat.

§ 181.931, et seq., Tennessee Human Rights Act and the Tennessee Disability Act, and any and all other Tennessee statutes, regulations, and ordinances related to fair employment practices or employment more generally, the False Claims Act, 31 U.S.C. § 3729, et seq., or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, Claims for violation of any civil rights laws based on protected class status and all other Claims for unlawful employment practices, and all other common law or statutory Claims.

The Executive is not releasing and Claims shall not include any rights or claims the Executive has (1) for any payments and benefits pursuant to the Employment Agreement between the Executive and the Company (the “Employment Agreement”), the Prior Employment Agreement (as that term is defined in the Employment Agreement), any equity award granted to the Executive by the Parent Corporation, the Indemnification Agreement between the Parent Corporation and the Executive or the Indemnification Agreement between the Company and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law or the corporate documents of the Parent Corporation, the Company or any of their Affiliates, or to be covered under any applicable directors’ and officers’ liability insurance policies of the Parent Corporation, the Company or any of their Affiliates; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the Effective Date of this Release.

This Release complies with the Older Workers Benefit Protection Act of 1990, as amended from time to time.

a.	This Release is written in terms which the Executive understands;

b.	The Executive is advised of the Executive’s rights to consult an attorney to review this Release and for advice regarding whether to sign this Release;

c.	The Executive does not waive any rights or claims that may arise after the date the Release is executed;

d.	The Executive is receiving consideration beyond anything of value to which the Executive already is entitled; and

e.	The Executive has been given a reasonable period of time to consider this Release (at least 21 days).

RIGHT TO RESCIND OR REVOKE

The Executive understands that insofar as this Release relates to the Executive’s rights under the ADEA, it shall not become effective or enforceable until seven (7) days after the Executive signs it. The Executive also has the right to rescind (revoke) this Release only insofar as it extends to potential Claims under the ADEA by written notice to Parent Corporation and the Company within seven (7) calendar days following the Executive’s signing this Release (the “Rescission Period”). Any such rescission (revocation) must be in writing, must explain that the revocation is applicable to the Executive’s ADEA Claims, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, and addressed as follows:

(a)	post-marked within the seven (7) day period;

(b)	properly addressed to:

General Counsel

Wright Medical Group N.V.

1023 Cherry Road

Memphis, TN 38117; and

(c)	sent by certified mail, return receipt requested.

The Executive understands that the consideration the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive attempts to revoke this Release, the Executive understands that the Executive is not entitled to the post-termination payments and benefits, other than the Accrued Obligations (as that term is defined in the Employment Agreement), offered in the Employment Agreement. The Executive further understands that if the Executive attempts to revoke the Executive’s release of the Executive’s ADEA Claims, the Executive must immediately return to the Company any post-termination payments and benefits, other than Accrued Obligations, that the Executive may have received under the Employment Agreement, provided however, that if the Executive decides to challenge the knowing and voluntary nature of this Release under the ADEA and/or the OWBPA, the Executive is not required to return to the Company any consideration that the Executive received under the Employment Agreement.

AGREED AND ACCEPTED

The Company has advised the Executive of the Executive’s right to review this Release with the Executive’s own attorney. The Executive has had the opportunity to carefully read this Release and understands all its terms. In agreeing to sign this Release, the Executive has not relied on any oral statements or explanations made by the Company or any other Released Party, including their employees or attorneys. The Executive understands, accepts, and agrees to be bound by this Release. This Release shall be effective as of the date signed by the Executive (“Effective Date”).

EXECUTIVE:

Dated:	, 20
	(Effective Date)	Signature

Name:

EXHIBIT H

MODIFIED 280G CUTBACK

Notwithstanding anything to the contrary in this Agreement, in any other agreement between or among the Executive, the Parent Corporation, the Company or any Affiliate thereof (or any entity effecting a 280G Change of Control) or in any plan maintained by the Parent Corporation, the Company or any Affiliate thereof (or any entity effecting a 280G Change of Control), if there is a 280G Change in Control (as defined in Section (g)(i) below), the following rules shall apply:

(a) Except as otherwise provided in Section (b) below, if it is determined in accordance with Section (d) below that any portion of the Payments (as defined in Section (g)(ii) below) that otherwise would be paid or provided to the Executive or for the Executive’s benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section (g)(iii) below).

(b) No reduction in any of the Executive’s Payments shall be made pursuant to Section (a) above if it is determined in accordance with Section (d) below that the After Tax Amount of the Payments payable to the Executive without such reduction would exceed the After Tax Amount of the reduced Payments payable to the Executive in accordance with Section (a) above. For purposes of the foregoing, (i) the “After Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Section (a) above, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(c) Any reduction in the Executive’s Payments required to be made pursuant to Section (a) above (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment; second, any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or non-qualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Parent Corporation or the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.

(d) A determination as to whether any Excise Tax is payable with respect to the Executive’s Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Executive’s Payments is required pursuant to the provisions of Sections (a) and (b) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and the Parent Corporation, all of whose fees and expenses shall be borne and directly paid solely by the Parent Corporation. The Auditor shall be a nationally recognized public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Parent Corporation or any of its Affiliates or for any entity effecting the 280G Change in Control. If the Executive and the Parent Corporation cannot agree on the firm to serve as Auditor, then the Executive and the Parent Corporation shall each select one (1) accounting firm and those two (2) firms shall jointly select the accounting firm to serve as the Auditor. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Parent Corporation. If the Auditor determines that no Excise Tax is payable with respect to the Executive’s Payments, either as a result of any Required Reduction the Auditor has determined should be made thereto or because the Auditor has determined that no Required Reduction must be made thereto, the written report which the auditor furnishes to the Executive and to the Parent Corporation pursuant to the preceding sentence shall be accompanied by an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to the Executive’s Payments. Except as otherwise provided in Section (e) or Section (f) below, the determinations made by the Auditor pursuant to this Section (d) shall be binding upon the Executive and the Parent Corporation and its Affiliates.

(e) If, notwithstanding (1) any determination made pursuant to Section (d) above that a reduction in the Executive’s Payments is not required pursuant to Section (a) above or (2) any reduction in the Executive’s Payments made pursuant to Section (a) above, the United States Internal Revenue Service (the “IRS”) subsequently asserts that the Executive is liable for Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to the Executive shall be reduced as provided in Sections (a) and (b) above or shall be further reduced as provided in Section (a) above, and (if still necessary after such reduction or further reduction) any Payments already made to the Executive shall be repaid to the Parent Corporation or its Affiliates, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by the Executive. Any such reduction or further reduction or repayment (i) shall be made only if the IRS agrees that such reduction or further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to the Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against the Executive if such reduction or further reduction or repayment is made, and (ii) shall be made in the manner described in Section (c) above,

(f) Notwithstanding anything to the contrary in the foregoing provisions of this Exhibit H, if (i) the Executive’s Payments have been reduced pursuant to Section (a) above and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to the Executive’s Payments, and (ii) if the After Tax Amount of the Payments payable to the Executive, determined without any further reduction or repayment as provided in Section (e) above, and without any initial reduction as provided in Section (a) above, would exceed the After Tax Amount of the Payments payable to the Executive as reduced in accordance with Section (a), then (A) no such further reduction or repayment shall be made with respect to the Executive’s Payments pursuant to Section (e) above, and (B) the Parent Corporation or its Affiliate shall pay to the Executive an amount equal to the reduction in the Executive’s Payments that was initially made pursuant to Section (a). Such amount shall be paid to the Executive in a cash lump sum by no later than the fifteenth (15th) day of the third (3rd) month following the close of the calendar year in which the IRS makes its final determination that Excise Tax is due with respect to the Executive’s Payments, provided that by such day the Executive has paid the Excise Tax so determined to be due.

(g) For purposes of the foregoing, the following terms shall have the following respective meanings:

(i) “280G Change in Control” shall mean a change in the ownership or effective control of the Parent Corporation or in the ownership of a substantial portion of the assets of the Parent Corporation, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.

(ii) “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for the Executive’s benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

(iii) “Excise Tax Threshold Amount” shall mean an amount equal to (x) three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.

131